UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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COCA-COLA ENTERPRISES INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 12, 2007

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, April 24, 2007 at the DoubleTree Hotel Atlanta NW/Marietta, 2055 South Park Place, Atlanta, Georgia 30339.

You will find more information about the meeting in the following notice and proxy statement.

An admission ticket will be required to attend the meeting. To obtain a ticket, please fill out the form located on the home page of our website, www.cokecce.com, or call 770-989-3246 to request that a form be sent to you.

We encourage you to grant your proxy so that your shares will be represented at the meeting. Information on how you may vote your shares appears in the proxy statement and on the enclosed proxy card.

Very truly yours,

Lowry F. Kline
Chairman of the Board

John F. Brock
President and
Chief Executive Officer

NOTICE OF 2007 ANNUAL MEETING OF SHAREOWNERS

Time:	3:00 p.m., Eastern Daylight Time, Tuesday, April 24, 2007

Place:	DoubleTree Hotel Atlanta NW/Marietta, 2055 South Park Place, Atlanta, Georgia 30339

Record Date:	Shareowners at the close of business on March 1, 2007 are entitled to vote

Matters to be voted upon:

•      Election of four directors for terms expiring at the 2010 annual meeting of shareowners;

•      2007 Incentive Award Plan;

•      Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2007;

•      A shareowner proposal, if properly presented at the meeting; and

•      Any other business properly brought before the meeting and any adjournments of it.

Shareowners of record are urged to sign, date and return the enclosed proxy card.

Shareowners may grant a proxy over the telephone or internet by following the instructions on their proxy cards. If shareowners who have granted proxies later decide to attend the annual meeting, they may revoke their proxies and vote their shares in person.

This notice of meeting and accompanying proxy statement are

first being sent to our shareowners on or about March 12, 2007.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held 3:00 p.m., Eastern Daylight Time, April 24, 2007

at the DoubleTree Hotel Atlanta NW/Marietta, Atlanta, Georgia

We are furnishing this proxy statement to our shareowners in connection with the 2007 annual meeting of shareowners.

Our board of directors is soliciting the proxy of our shareowners to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 5, 2007.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

VOTING AND THE MEETING

Where will the meeting be held?

The meeting will be at the DoubleTree Hotel Atlanta NW/Marietta. The address is 2055 South Park Place, Atlanta, Georgia 30339.

What is the purpose of this meeting?

This is the annual meeting of the company’s shareowners. We will be electing a class of directors whose terms will expire in 2010, considering a 2007 incentive award plan, affirming the Audit Committee’s choice of auditors for 2007, considering a shareowner proposal, if properly presented at the meeting, and taking care of any other business that may properly come before the meeting. After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

Who may vote?

Shareowners of Coca-Cola Enterprises Inc., as recorded in our stock register on March 1, 2007, may vote at the meeting

How do I vote?

If you meet the qualifications above, you may vote in person at the meeting, or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct.

How do I grant my proxy for my shares before the meeting?

If you are the shareowner of record (that is, the shares are held in your name), you may grant your proxy in one of three convenient ways:

By the internet

Go to www.voteproxy.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card, included in this mailing. This method of voting will be available until 1:30 p.m. E.D.T., April 24, 2007.

By telephone

On a touch-tone telephone, call toll-free 1-800-PROXIES (1-800-776-9437), 24 hours a day, 7 days a week and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card, included in this mailing. This method of voting will be available until 1:30 p.m. E.D.T., April 24, 2007.

By mail

Mark your selections on the proxy card, date, and sign your name exactly as it appears on the card, then mail it in the enclosed postage-paid envelope. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting. Do not mail the proxy card if you are voting by the internet or by telephone.

If you are not the shareowner of record (that is, your shares are held in the name of a bank, broker, or other holder of record) then you will receive instructions from the holder of record that you must follow to ensure your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (the bank, broker, or other holder of record).

How do I vote shares that I hold through a benefit plan sponsored by Coca-Cola Enterprises or an affiliate?

If you hold shares of Coca-Cola Enterprises Inc. through any of the following benefit plans, you vote them by following the instructions above as if you were the “shareowner of record.” The benefit plans are:

Coca-Cola Enterprises Employee Stock Purchase Plan

Coca-Cola Bottling Company Employee Savings and Investment Plan (for Canadian employees)

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan

Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan

Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England

Coca-Cola Enterprises Savings and Investment Plan for Certain Bargaining Employees

Lansing Matched Employees’ Savings and Investment Plan

Great Lakes Canning 401(k) Plan for Union Employees

Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan

Central States Coca-Cola Bottling Company Bargaining Savings Plan

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date—by the internet, by telephone, or by mail;

•	Notifying the company’s secretary before the meeting. Write to the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040; or

•	Voting in person at the meeting.

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes
2007 Incentive Award Plan	Majority	No
Ratification of Auditors	Majority	Yes
Shareowner Proposals	Majority	No

A “plurality” means, in the case of director elections, that the four nominees receiving the highest number of “for” votes from our shares entitled to vote, present in person or represented by proxy, will be elected.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares on any matter as to which the rules of the New York Stock Exchange permit.

A “majority” means that a matter receives a number of “for” votes that is at least equal to a majority of the votes cast by the holders of our shares of common stock, present in person or represented by proxy.

Necessity of a quorum

The holders of a majority of our common stock outstanding on March 1, 2007, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting.

As of the record date, 480,671,753 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The proxy cards accompanying this proxy statement show the number of shares that the shareowner of record is entitled to vote.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the holder of record (1) has not received voting instructions from the beneficial owner, and (2) does not have discretionary voting authority granted to it by law.

Election of Directors

You may vote “for” or “withheld.” The four directors who get the highest number of “for” votes will be elected.

2007 Incentive Award Plan

You may vote “for” or “against.” To be approved, the plan must receive a majority of the votes.

Ratification of auditor

You may vote “for” or “against” ratifying the Audit Committee’s selection of an auditor for 2007. To be approved, this proposal must receive a majority of the votes.

Shareowner Proposal

You may vote “for” or “against” the shareowner proposal. To be approved, the shareowner proposal must receive a majority of the votes.

How are my shares voted by the proxies?

The proxies named on the proxy card must vote your shares as you have instructed. If there is a matter on which you have given no instruction, but you have authorized our proxies to vote, they will vote as recommended by our board of directors. This authorization would exist, for example, if you merely sign and return your proxy card.

How do the directors of the company recommend that I vote?

FOR the election of Gary P. Fayard, Marvin J. Herb, L. Phillip Humann, and Paula R. Reynolds as directors of the company for terms expiring in 2010;

FOR the approval of the 2007 Incentive Award Plan;

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

AGAINST the shareowner proposal, if presented at the meeting.

How do I attend the annual meeting?

You will need an admission ticket if you plan to attend, because we are anticipating a large turnout and seating may be limited.

If you hold shares directly in your name as a shareowner of record or if you have shares in a Coca-Cola Enterprises Inc. benefit plan account, and you plan to attend the meeting, please contact us to request a ticket. You will need to reference the 12-digit number that appears in the box on the front of your proxy card. See “How do I request tickets?”

If you are not a shareowner of record and do not have shares in a Coca-Cola Enterprises Inc. benefit plan account, and you plan to attend the meeting, please contact us to request a ticket. You will need to send us a copy of your proof of ownership, such as (1) an account statement or (2) a letter from the broker, trustee, bank, or nominee holding your shares and confirming ownership, to the address specified below.

How do I request tickets?

You may go to the home page of our website, www.cokecce.com, and fill out the form. Alternatively, you may call us at 770-989-3246 to request that a form be sent you.

We must receive requests for admission tickets prior to April 6, 2007, to be sure that tickets are received by shareowners prior to the meeting.

We will issue no more than 400 admission tickets. It is your responsibility to be sure that your request is complete. Requests for admission tickets containing all required reference numbers and other information will be processed in the order received.

Those shareowners having admission tickets must also present a suitable form of personal photo identification to be admitted to the meeting. No cameras, recording equipment, large bags, briefcases, or packages will be permitted inside the meeting room.

How is the meeting conducted?

We intend to conduct the meeting in an orderly and timely manner. Rules for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may also rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Who is paying the costs of proxy solicitation?

We are paying the costs of proxy solicitation. These costs include charges of banks, brokers, fiduciaries, and custodians for forwarding proxy materials and obtaining their proxies. Some of our directors, officers, or employees may also solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive additional or special compensation for doing this.

PRINCIPAL SHAREOWNERS

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of February 20, 2007.

Name	Number of Shares Owned	Percent of Class
The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	168,956,718	35.2%

Summerfield K. Johnston, Jr. Suite 600 The Krystal Building Chattanooga, Tennessee 37402	26,313,354	5.5%

Barclays Global Investors NA 45 Fresno Street San Francisco, California 94105	25,442,331	5.3%

GOVERNANCE OF THE COMPANY

Board of Directors Guidelines on Significant Corporate Governance Issues

Our board has adopted guidelines on significant corporate governance principles. These guidelines are available on our website (www.cokecce.com) under “Corporate Governance” and are available in printed form without charge to any shareowner requesting them. Any request must be directed to the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Independent directors

The listing requirements of the New York Stock Exchange (“NYSE”) require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has determined a majority of its current members are “independent,” as defined.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of the Audit Committee meet the requirements of sections 303A.06 and 303A.07 of the NYSE corporate governance rules, all members of the Governance and Nominating Committee meet the requirements of sections 303A.04 of the NYSE corporate governance rules, and all members of the Human Resources and Compensation Committee meet the requirements of sections 303A.05 of the NYSE corporate governance rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.

NYSE Rules Regarding Independence

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services. If the director does not fall within one of those categories, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in part C of its Board of Directors Guidelines on Significant Corporate Governance Issues.

The independence guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period been, employed by the Company;

(2)	a member of the Director’s immediate family is now, or within the Look Back Period has been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	a member of the Director’s immediate family is a current employee of the Company’s Audit Firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice;

(6)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(7)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(8)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(9)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(10)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a non-independent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards, and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of independence

The board has determined that seven of its twelve current members are independent and meet the standards set by the New York Stock Exchange and the guidelines. In making this determination, our board first applied its guidelines, then specifically determined, with respect to each director, that he or she did not otherwise have a material relationship with Coca-Cola Enterprises. The directors determined to be independent are:

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

J. Trevor Eyton*

L. Phillip Humann

Donna A. James

Paula R. Reynolds

*	Senator Eyton’s term expires at the annual meeting, and under our bylaws he is ineligible for re-election because he will be over age 70.

Marvin J. Herb, who served on the board since 2002 until his resignation effective March 3, 2007, will be an independent director, assuming his election at the annual meeting. For a discussion of Mr. Herb’s resignation from the board and his nomination for re-election, please see “MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING—1. Election of Directors” in this proxy statement.

The relationships, if any, considered by the board in determining the independence of each of the above were as follows:

Fernando Aguirre—During 2006, the company did not engage in any financial transactions with Chiquita Brands International Inc., of which Mr. Aguirre is chairman of the board, president, and chief executive officer.

James E. Copeland, Jr.—During 2006, the company or a subsidiary sold beverage products to Deloitte Touche Tohmatsu and its affiliates at their offices within our territory in the amount of approximately $32,000, upon terms and conditions available generally to similar customers. We paid Deloitte Consulting LLP approximately $6.6 million in 2006 for consulting services. Mr. Copeland retired in 2003 as chief executive officer of Deloitte & Touche USA LLP and Deloitte Touche Tohmatsu and has no interest in, and derives no economic benefit from, our payments to Deloitte Consulting LLP.

Calvin Darden—We paid United Parcel Services, Inc. approximately $223,000 in 2006 for package and document delivery services. Mr. Darden retired in 2005 as senior vice president of U.S. operations for UPS and has no interest in, and derives no economic benefit from, our payments to UPS. The board also considered the fact that Mr. Darden is on the board of directors of Target Corporation, a retailer that is a significant customer of the company, to which we sold approximately $221 million worth of product in 2006 and to which we paid approximately $92,000 in connection with transactions in the ordinary course of business.

Marvin J. Herb—Mr. Herb was owner of two large independent bottling companies that we bought in 2001. In that transaction, he and the other owners received our stock in exchange for the stock of the bottling companies. In 2006, shares deemed to be owned beneficially by Mr. Herb earned approximately $4.5 million in dividends, paid at the same rate as on all of our shares of common stock.

L. Phillip Humann—During 2006, the company or a subsidiary sold beverage products to SunTrust Banks, Inc. at their offices within our territory in the amount of approximately $15,000, upon terms and conditions available generally to similar customers. We paid SunTrust approximately $6.3 million for various business banking services. SunTrust and its affiliates owned, at December 31, 2006, 48,182,934 shares of The Coca-Cola Company, and had holdings in a fiduciary capacity of 99,952,748 shares of The Coca-Cola Company, of which it: (1) has sole voting authority over 94,265,800 shares; (2) has shared voting authority over 1,383,072 shares; and (3) has no voting authority over 1,303,876 shares.

Donna A. James—Ms. James retired in 2006 as president of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company. The company did not engage in any financial transactions with Nationwide in 2006.

Paula R. Reynolds—During 2006, we paid Safeco approximately $2,400 in connection with transactions in the ordinary course of business.

See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” in this proxy statement.

Meetings of nonmanagement directors

The nonmanagement directors have regularly scheduled meetings in executive session, without the presence of our management.

Presiding director

The board chooses a presiding director to chair the meetings of the nonmanagement directors. L. Phillip Humann currently serves as presiding director.

Communications with the presiding director, the board, and its committees

Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board, by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 800-437-0054.

Policy regarding board attendance at shareowner meetings

Six of our directors attended the 2006 shareowners meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer, and is, therefore, the “code of ethics” applicable to these officers, as described in the SEC’s Regulation S-K, Item 406.

A copy of the code is posted on our website (www.cokecce.com) under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

If we amend or grant any waivers of the code that are applicable to our directors or executive officers—which we do not anticipate doing—we have committed that we will post these amendments or waivers on our website (www.cokecce.com) under “Corporate Governance.”

Composition of board of directors

Our bylaws provide that the business and affairs of the company are to be managed by its board of directors. Our board is authorized to have a minimum of three and a maximum of 20 members. In 2002, the directors set the authorized number at 16; we currently have 12 members, taking into account Mr. Herb’s resignation. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified. At this meeting, we are electing directors whose terms expire at the 2010 annual meeting of shareowners.

Nominations to board of directors

All nominees for election to the board are considered by the Governance and Nominating Committee. Our Board of Directors Guidelines on Significant Corporate Issues lists “issues of diversity, age, business, or academic background and other criteria that the committee and the board find to be relevant” as factors that the committee considers in evaluating potential directors. Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director. For this reason, we were unable to re-nominate J. Trevor Eyton to our board, where he has served with great distinction since 1998. We will miss his wise counsel.

There is a procedure contained in Section 10 of Article I of our bylaws for shareowners to make nominations to the board. The following summary is qualified in its entirety by reference to Section 10. Our bylaws may be found on our website at www.cokecce.com under “Corporate Governance.” Any person wishing to make a nomination must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that notice of the shareowner’s intention to make the nomination must be given to our corporate secretary at our headquarters not later than the close of business on the 90th day—and not earlier than the close of business on the 120th day—before the day which is the anniversary of the preceding year’s annual meeting of shareowners. The notice must contain all the information about the nominee that would be required to be included in a proxy statement, and must be accompanied by the nominee’s written consent to serve as a director if elected. If the shareowner has complied with all of the requirements of Section 10 of Article I, he or she may nominate the nominee at the annual meeting of shareowners.

In addition to the nomination procedures contained in our bylaws, the committee will consider director candidates proposed by shareowners. Any such proposals should be sent to the committee. (See “Communications with the presiding director, the board and its committees.”) The proponent must submit evidence that he or she is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will consider all potential nominees from various sources, including any from shareowners, and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and either appoint the nominee to fill a vacancy or newly created vacancy on the board, or direct that the nominee stand for election at the next annual meeting of the shareowners.

The committee has occasionally used outside search firms to assist it in identifying potential independent director candidates for nomination to the board.

Director compensation

All outside directors (that is, anyone who is not an employee of Coca-Cola Enterprises) are entitled to a $75,000 annual retainer and a $2,000 fee for each board meeting attended.

All outside directors, except for directors who are employed by The Coca-Cola Company, are also entitled to a

•	$7,500 annual retainer for service as chair of a committee (or $10,000 if he or she is chair of the Audit Committee); and a

•	$1,000 fee for each committee meeting attended (or $2,000 if it is a meeting of the Audit Committee).

Mr. Kline received no fees during 2006 because he was an employee of the company until his retirement on December 31, 2006. As a nonexecutive chairman, he now receives an annual chairman’s fee of $100,000, in addition to the annual retainer.

We also reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee. Directors who are officers or employees of Coca-Cola Enterprises receive only reimbursement of expenses incurred in attending out-of-town meetings.

From time to time, we may encourage our directors to attend certain management meetings and offer transportation and accommodations to directors and their spouses. Imputed income is reported for any director whose spouse accompanies him or her. We do not gross up the resulting tax liability. Travel expenses of any directors who do not travel on our aircraft are reimbursed.

Outside directors are participants in a deferred compensation plan. For participants who do not own 1% or more of our common stock, one-third of all meeting fees and $15,000 of the annual retainer are automatically credited to deferred compensation accounts, valued as if they were invested in our common stock. Participants who own 1% or more of our common stock (referred to in the plan as “qualifying directors”) and other participants may also make voluntary deferrals of their retainer and meeting fees, valued as if invested in either our common stock or a cash account. Additionally, in lieu of retirement benefits, the account of each participant who is not a qualifying director is also credited with shares of phantom stock having an aggregate value of $16,000 on the first trading day of the year, and a qualifying director may elect whether to have this amount credited in the form of phantom stock or treated as if invested in cash. Amounts that are treated as if invested in cash are credited with earnings at a rate that is based on the prime rate.

Each outside director is also eligible for an annual equity award. For 2006, each director received a grant of 3,570 deferred stock units on the grant date of October 23, 2006. The stock units will vest on April 1, 2007, but the underlying shares (and cash related to dividend equivalent credits) will not be distributed until the director leaves the board.

In our Board of Directors Guidelines on Significant Corporate Governance Issues, it is suggested that a new director should, within five years of joining the board, own stock of our company equal in value to at least three times the annual cash compensation paid to board members. Grants of stock options, deferred stock units, and the deferred compensation plan facilitate this objective.

The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2006. Compensation paid to John F. Brock, the company’s president and chief executive officer, and (except for a small amount of preferential earnings on nonqualified deferred compensation) Lowry F. Kline, the company’s chairman, is not included in this table because Messrs. Brock and Kline were employees during 2006 and therefore received no additional compensation for their service as directors. The company did not pay non-equity plan incentive compensation or provide pension benefits to any director during 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Fernando Aguirre	$101,000	$32,161	$21,566	$1,866	$16,000	$172,593
James E. Copeland, Jr.	125,500	32,161	46,591	13	16,000	220,265
Calvin Darden	102,000	32,161	46,591	11	16,000	196,763
J. Alexander M. Douglas, Jr.(6)	57,136	—	14,437	5	16,000	87,578
J. Trevor Eyton	119,500	32,161	48,846	36	16,000	216,543
Gary P. Fayard	88,000	32,161	48,846	14	16,000	185,021
Irial Finan	87,000	32,161	21,566	5	16,000	156,732
Marvin J. Herb	119,500	32,161	59,553	9,059	16,000	236,273
L. Phillip Humann	102,500	32,161	48,846	64	16,000	199,571
Donna A. James	106,000	32,161	21,566	3	16,000	175,730
Summerfield K. Johnston, III	104,500	32,161	21,566	7	16,000	174,234
Lowry F. Kline	—	—	—	11	—	11
Paula R. Reynolds	119,000	32,161	48,846	755	16,000	216,762

(1)      Amounts shown include retainer and meeting fees earned by our directors during 2006, prior to any deferrals to the deferred compensation plan.

(2)      Amounts shown reflect the compensation cost recognized in 2006 with respect to the deferred stock units granted in 2006, as determined in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“FAS 123R”) and as provided in our financial statements (except that estimated forfeitures have been disregarded for this purpose). Directors had not been granted stock awards in recent years; accordingly, there was no compensation cost in 2006 associated with prior years’ stock awards, and there were no forfeitures of stock awards by our directors during 2006. The 3,570 deferred stock units granted to each of the directors on October 23, 2006 had an aggregate grant-date fair value of $74,577, which value was calculated in accordance with FAS 123R and determined using a share price of $20.89, which was the average of the high and low trading prices of the company’s stock on the grant date, as reported in the New York Stock Exchange Composite Transactions listing. Dividend equivalents were taken into account in arriving at the fair value of the deferred stock units; thus, dividend equivalents credited in 2006 have not been reported separately. As of December 31, 2006, each of the directors’ 3,570 deferred stock units granted in October 2006 (and no other stock or stock unit awards) remained outstanding.

(3)      Amounts shown reflect the compensation cost recognized in 2006 with respect to stock option awards granted in prior fiscal years, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used to determine these amounts are discussed in Note 11 of the Notes to Consolidated

Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Upon his resignation from the board, Mr. Douglas forfeited 5,667 of his unvested stock options. Otherwise, there were no forfeitures of stock options by our directors during 2006.

The aggregate number of option awards outstanding for each of our directors as of December 31, 2006 is provided in the table below:

Director	Number of Options Outstanding
Fernando Aguirre	8,500
James E. Copeland, Jr.	16,000
Calvin Darden	16,000
J. Alexander M. Douglas, Jr.	2,833
J. Trevor Eyton	49,450
Gary P. Fayard	31,000
Irial Finan	8,500
Marvin J. Herb	21,000	(a)
L. Phillip Humann	53,700
Donna A. James	8,500
Summerfield K. Johnston, III	8,500	(b)
Paula R. Reynolds	31,000

(a)      Mr. Herb also held 2,500 vested stock appreciation rights with an exercise price of $21.945.

(b)      Mr. Johnston, III also held 498,692 vested options that were awarded to him while he was an employee of the company.

(4)      Amounts shown reflect above-market earnings on the portion of the director’s deferred compensation plan account that is deemed to be invested in cash and credited with interest at a rate that is based on the prime rate.

(5)      Amounts shown include, for each of the directors, a credit to the directors deferred compensation plan, which was credited on January 3, 2006. During 2006, certain of the directors made personal use of sporting and other event tickets that were purchased by the company for business purposes. There was no incremental cost to the company with respect to the directors’ use of such tickets.

(6)      Mr. Douglas resigned from the board effective September 1, 2006.

Current board of directors and nominees for election

Nominees for election to terms expiring 2010

	Principal occupation and other information	Age	Our director since
Gary P. Fayard	Mr. Fayard has been Executive Vice President of The Coca-Cola Company since February 2003, and its Chief Financial Officer since December 1999. He is a director of Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola, and an alternate director of Coca-Cola Sabco, a bottler of Coca-Cola in Southern and East Africa and in Asia.	54	2001

Marvin J. Herb	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was president and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He is also a director of Barrington Venture Holding Company LLC, a continuing care retirement community.	69	2002

L. Phillip Humann	Mr. Humann has been Chairman of the Board of SunTrust Banks, Inc., a bank holding company, since March 1998, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1998 until December 2004. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer.	61	1992

Paula R. Reynolds	Mrs. Reynolds has been President and Chief Executive Officer of Safeco Corporation, a property and casualty insurance company, since January 1, 2006. Prior to that she had been Chairman of AGL Resources Inc., a regional energy services holding company, since February 2002, and its President and Chief Executive Officer since August 2000. She is also a director of Safeco Corporation and Delta Air Lines, Inc., an air carrier.	50	2001

	Principal occupation and other information	Age	Our director since
Calvin Darden	Mr. Darden had been Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005. He is also a director of Target Corporation, a retailer, and Cardinal Health Inc., a provider of products and services supporting the health care industry.	57	2004

Donna A. James

Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She had been President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company from 2003 until March 2006. Prior to that, she was executive vice president and chief administrative officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years. She is also a director and chair of the Audit Committee of Limited Brands, Inc., a retailer of women’s intimate apparel, personal care and beauty products, and women’s and men’s apparel.

		49	2005

Lowry F. Kline	Mr. Kline has served as chairman of our board of directors since April 2002 and our chief executive officer from December 28, 2005 until April 25, 2006; he previously served as chief executive officer from April 2001 until January 2004. He was vice chairman of the board from April 2000 until April 2002. He is a member of the boards of directors of The Dixie Group, Inc., a marketer and manufacturer of high-end residential and commercial broadloom carpet and rugs, and of Jackson Furniture Industries, a furniture manufacturer.	66	2000

	Principal occupation and other information	Age	Our director since
Fernando Aguirre	Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc., an international marketer, producer, and distributor of bananas and other fresh produce, since January 2004. From July 2002 until January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products; from July 2000 until June 2002, he was president of the Global Feminine Care business unit of P&G.	49	2005

John F. Brock	Mr. Brock has been president and chief executive officer of the company since April 2006. From February 2003 until December 2005, he was chief executive officer of InBev, S.A., a global brewer; and from March 1999 until December 2002, he was chief operating officer of Cadbury Schweppes plc, an international beverage and confectionery company.	58	2006

James E. Copeland, Jr.	Mr. Copeland, who is retired, had been Chief Executive Officer, Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu from 1999 until May 2003. He is also a director of Equifax Inc., a credit information provider, Time Warner Cable Inc., an in-home entertainment, communications and information provider, and ConocoPhillips, an integrated energy company.	62	2003

	Principal occupation and other information	Age	Our director since
Irial Finan

Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004, and its President of Bottling Investments and Supply Chain since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A., one of the world’s largest Coca-Cola bottlers, from May 2001 until 2003. He is a member of the board of directors of Coca-Cola Hellenic Bottling Company S.A., Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola; Coca-Cola Amatil Limited, an Australian bottler of Coca-Cola; and a member of the Advisory Board of Coca-Cola Erfrischungsgetraenke AG, a German bottler of Coca-Cola. He is also a member of the board of Alltracel Pharmaceuticals, a biopharmaceutical research development company, and chairman of their audit committee.

		49	2004

Summerfield K. Johnston, III

Mr. Johnston is an investor. Before he retired from Coca-Cola Enterprises in February 2004, he had been our Executive Vice President and Chief Strategy and Business Development Officer, and he had held a number of executive positions within Coca-Cola Enterprises and its predecessors since the 1980s. He is also a member of the board of directors of The Krystal Company, quick-service restaurants; SunTrust Bank Chattanooga, N.A.; MetalTek International, Inc., specialty metal casting; Southern Screens Entertainment LLC, real estate development and cinema houses in Argentina; and eSkye Solutions, Inc., distributor of channel management software.

		53	2004

Meetings of the board and its committees in 2006

During 2006, the board met six times, and the committees met as indicated below:

Affiliated Transaction	4 meetings
Audit	7 meetings
Corporate Responsibility and Sustainability[1]	1 meeting
Executive	did not meet
Finance	5 meetings
Governance and Nominating	6 meetings
Human Resources and Compensation[2]	7 meetings, 4 actions by written consent

Additionally, during 2006, there was one meeting of the independent directors.

Each director attended at least 75% of the aggregate number of board and committee meetings that were held during 2006 while he or she was a member of the board or the committee.

Committees of the board

The board has seven standing committees: Affiliated Transaction, Audit, Corporate Responsibility and Sustainability, Executive, Finance, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner. Additionally, a copy of the Audit Committee’s charter is annexed to this proxy statement as Exhibit A.

The directors serving on each committee are appointed by the board from its members. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.

[1]	Previously the Public Issues Review Committee
[2]	Previously the Compensation Committee

The following table lists the members of each of the committees as of the date of this proxy statement:(1)

	Affiliated Transaction	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Governance and Nominating	Human Resources and Compensation
Fernando Aguirre	X						X
John F. Brock			X	X
James E. Copeland, Jr.	X	X					Chair
Calvin Darden			Chair			X	X
J. Trevor Eyton	X	X				X
Gary Fayard			X
Irial Finan				X	X
L. Phillip Humann				X	X	Chair
Donna A. James	X	Chair
S. K. Johnston, III	Chair		X		X
Lowry F. Kline				X
Paula R. Reynolds		X				X	X

The functions of each committee and any special qualifications for membership are described below.

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation between Coca-Cola Enterprises and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by Coca-Cola Enterprises from The Coca-Cola Company of goods and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board.

This committee is responsible for reviewing “related person transactions” between the company and The Coca-Cola Company. (See the discussion of the related person transaction policy below, under the description of the Audit Committee.)

The committee’s charter specifies that the Affiliated Transaction Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)), that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs, legal compliance, and other matters the board deems appropriate.

(1)

Marvin J. Herb served on the Audit, Finance (serving as chair), and Governance and Nominating committees prior to his resignation. Assuming his re-election at the 2007 annual meeting of shareowners, it is anticipated that he will be reappointed to those committees.

The Audit Committee administers the company’s related person transaction policy, except for those transactions between the company and The Coca-Cola Company, which are the responsibility of the Affiliated Transaction Committee. Under our policy, which is in writing and which was adopted by the board in December 2006, any transactions between the company and a “related person” must be examined by the relevant committee to be sure that the transaction in question is either in the best interests of the company and its shareowners, or is not inconsistent with those interests. The “related persons” are (i) directors and executive officers, (ii) beneficial owners of more than 5% of any class of the company’s voting securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater-than-5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for transactions with The Coca-Cola Company, where the amount must exceed $10 million.

All members must be independent, and must meet the additional qualifications of section 303A.07 of the NYSE Listing Standards. The board has determined that each member meets all of those qualifications.

The board has determined that both Mr. Copeland and Ms. James, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s Regulation S-K, Item 407(d)(5)(ii). Biographical information for Mr. Copeland and Ms. James is found in “GOVERNANCE OF THE COMPANY—Current board of directors and nominees for election.”

Mr. Copeland serves on the audit committees of this company, ConocoPhillips, Equifax Inc., and Time Warner Cable Inc. All such companies are public companies. Under the rules of the New York Stock Exchange, this company’s board of directors must determine whether simultaneous service by a member of its audit committee on the audit committees of four or more public companies limits that member’s ability to serve on our Audit Committee. Our board of directors, supported by the recommendation of our Audit Committee, and in recognition of Mr. Copeland’s considerable expertise and of the fact that he no longer has the day-to-day executive responsibilities with a large enterprise, has determined that the simultaneous service described does not limit his ability to serve on our Audit Committee. Similarly, the board of directors, supported by the recommendation of the Audit Committee, determined to waive, in this instance, the requirement in our Audit Committee’s charter that none of its members serve simultaneously on more than three audit committees of public companies.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the audited financial statements of Coca-Cola Enterprises.

The committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the accounting principles of Coca-Cola Enterprises, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed the auditors’ independence from management and Coca-Cola Enterprises, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the foregoing reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements of Coca-Cola Enterprises be included in the annual report of Coca-Cola Enterprises on Form 10-K for the year ended December 31, 2006 for filing with the United States Securities and Exchange Commission.

Donna A. James, Chair

James E. Copeland, Jr.

J. Trevor Eyton

Paula R. Reynolds

Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Finance Committee—Reviews the annual budget and business plan, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues; in consultation with the chief executive officer, evaluates and recommends candidates for senior executive positions as they may become vacant; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; considers candidates for election to the board submitted by shareowners; and also evaluates the chief executive officer and is involved in the chief executive officer succession process.

The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—Nomination to the board of directors.”

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee—Establishes the company’s philosophy and goals related to executive compensation; reviews and approves the compensation of the chief executive officer and other senior officers; recommends to the Board the adoption, termination, and significant amendment of, and oversees the administration of, equity-based plans, incentive plans designed to provide compensation primarily for senior officers, and other employee benefit plans; oversees strategic human resources and organizational initiatives and talent development and succession planning for senior officer positions (other than the position of chief executive officer).

The committee may delegate its responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan experts who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

To give company management the flexibility to take limited actions between committee meetings with respect to equity compensation, the board of directors has delegated to a Compensation Plan Adjustment Committee, the sole member of which is our chief executive officer, the limited authority to make equity grants, accelerate the vesting of equity compensation, and extend the periods during which vested options may remain exercisable following a termination of employment. The Compensation Plan Adjustment Committee cannot take any of these actions with respect to awards to senior officers of the company.

The committee has engaged Frederic W. Cook (founding director of Frederic W. Cook & Co.) to serve as its independent compensation consultant. During 2006, Mr. Cook advised the committee with respect to the compensation paid to our new chief executive officer, the composition of our compensation peer group, the comparison of our executive compensation to that of the peer group approved by the committee, and the design of our executive compensation program. Mr. Cook also advises the committee on current practices and trends in executive compensation.

The board of directors has adopted a charter for the committee that is available on our website at www.cokecce.com. As required by the charter, each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2006, Messrs. Copeland, Aguirre, and Darden, and Mrs. Reynolds, served on the Human Resources and Compensation Committee. None of them was at any time an officer or employee of the company and each was determined to be an independent director. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2006, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon the foregoing reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

James E. Copeland Jr., Chair

Fernando Aguirre

Calvin Darden

Paula R. Reynolds

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See “EXECUTIVE COMPENSATION—Summary Compensation Table”); and

•	the directors and executive officers as a group.

	Number of Shares Beneficially Owned
	Our common stock		Coca-Cola stock
Name	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
Fernando Aguirre(1)	10,159	*	2,300	*
John F. Brock(2)	1,100	*	0	*
James E. Copeland, Jr.(3)	55,165	*	0	*
John J. Culhane(4)	345,667	*	74,399	*
Calvin Darden(5)	20,461	*	0	*
William W. Douglas III(6)	117,333	*	39,452	*
J. Trevor Eyton(7)	54,520	*	0	*
Gary P. Fayard(8)	38,327	*	979,274	*
Irial Finan(9)	11,001	*	211,782	*
Marvin J. Herb(10)	18,622,685	3.88%	250,300	*
Shaun B. Higgins(11)	581,843	*	0	*
L. Phillip Humann(12)	102,914	*	40	*
Donna A. James(13)	9,917	*	0	*
Summerfield K. Johnston, III(14)	2,431,959	*	49,783	*
Lowry F. Kline(15)	3,288,560	*	0	*
Terrance M. Marks(16)	393,860	*	40	*
Vicki R. Palmer(17)	583,728	*	1,539	*
Paula R. Reynolds(18)	31,551	*	50	*
All directors and executive officers as a group (19 persons), including those directors and nominees named above(19)	26,714,916	5.57%	1,608,959	*

Unless otherwise noted, amounts are as of February 20, 2007 for our stock and for Coca-Cola stock.

*         Less than one percent.

(1)        The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 3,756 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,833 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(2)        The share total represents, for Mr. Brock, 1,100 shares of our common stock held by his son. This table does not include, for Mr. Brock, 183,550 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(3)        The share totals include Mr. Copeland’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 20,754 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 10,333 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(4)        The share totals include, for Mr. Culhane, options to acquire 202,475 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 140,000 restricted shares of our common stock that are subject to forfeiture. Includes 2,630 shares of Coca-Cola stock credited to his wife’s account under The Coca-Cola Company Thrift & Investment Plan. This table does not include, for Mr. Culhane, 30,600 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(5)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 6,558 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 10,333 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(6)        The share totals include, for Mr. Douglas, options to acquire 33,333 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 84,000 restricted shares of our common stock that are subject to forfeiture. This table does not include, for Mr. Douglas, 50,525 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(7)        The share totals include, for Sen. Eyton, 1,500 shares of our common stock held indirectly, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 49,450 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(8)        The share totals include Mr. Fayard’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 9,424 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 25,333 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, 847,750 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 41,882 shares of Coca-Cola stock that are subject to transfer restrictions, 5,641 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 5,594 share units credited to his account under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan.

(9)        The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,598 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,833 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, 146,000 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, and 1,457 share units credited to his account under The Coca-Cola Export Corporation International Thrift Plan.

(10)        The share totals include, for Mr. Herb, 1,500,000 shares of our common stock held by Hondo Trading LP, M. J. Herb, general partner, which are pledged as security, 8,150,000 shares of our common stock held by MJH Investments Ltd., M. J. Herb, general partner, which are pledged as security, 7,846,670 shares of our common stock held by M. J. Herb as Trustee of Revocable Trust, which are pledged as security, and 1,107,112 shares of our common stock held by MJH 2003 Trust, his wife being the sole trustee and M. J. Herb the settlor. Includes 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 15,333 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are exercisable or that will become exercisable within 60 days from the date of this table. Does not include 6,244,114 shares of our common stock held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest. Also, includes 7,300 shares of Coca-Cola stock held in an IRA. Does not include 500 shares of Coca-Cola stock held by his wife in an IRA, or 200 shares of Coca-Cola stock held by her directly, as to which Mr. Herb disclaims any beneficial interest. Mr. Herb resigned from the board effective March 3, 2007 and is a nominee for re-election to the board at the annual meeting.

(11)        The share totals include, for Mr. Higgins, options to acquire 581,082 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 761 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Higgins, 130,000 vested stock units under a deferred compensation arrangement or 8,290 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table. This table also does not include 153,650 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(12)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 38,404 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 48,033 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 40 shares of Coca-Cola stock held in trust for his son.

(13)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 3,514 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,833 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(14)        The share totals include Mr. Johnston’s stock unit account balance in the directors’ deferred compensation plan that will be paid in 4,971 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, options to acquire

501,525 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 22,853 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. 1,795,512 shares are pledged as security. Also includes 2,640 shares of Coca-Cola stock held by his wife, 2,343 shares of Coca-Cola stock that will be paid from our Matched Employee Savings and Investment Plan, and 44,800 shares held by a trust in which he shares beneficial ownership.

(15)        The share totals include, for Mr. Kline, options to acquire 1,788,763 shares of our common stock that are now exercisable, 210,000 restricted shares of our common stock that are subject to forfeiture, 4,629 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan, 534,040 shares of phantom stock credited under our stock deferral plan, which will be distributed within sixty days of the date of this table, and options to acquire 706,200 shares of our common stock that are now exercisable held indirectly by a trust of which Mr. Kline is trustee, but under which he has no beneficial interest. Includes 500 shares of our common stock owned by his wife, as to which he has disclaimed beneficial ownership. This table does not include, for Mr. Kline, 4,129 shares of phantom stock credited under our directors’ deferred compensation plan, and 2,291 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(16)        The share totals include, for Mr. Marks, options to acquire 231,267 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 148,500 restricted shares of our common stock that are subject to forfeiture, and 938 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Marks, 61,225 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table, 401 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table, and 40 shares of Coca-Cola phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan.

(17)        The share totals include, for Mrs. Palmer, 390,316 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 139,500 restricted shares of our common stock, 124 shares of our common stock held by her daughter, and 30,529 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. Includes 1,539 shares of Coca-Cola phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan. This table does not include, for Mrs. Palmer, 38,265 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table and 11,341 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(18)        The share totals include, for Mrs. Reynolds, one-fifth of the balance of her stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,648 shares of our common stock upon distribution from the plan, 3,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 25,333 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(19)        The share totals include options to acquire 3,925,241 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 729,500 restricted shares of our common stock that are subject to forfeiture, 94,627 share units of our common stock credited to accounts under our directors’ deferred compensation plan, 39,270 deferred stock units that will vest within 60 days from the date of this table, 59,710 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan, and 2,343 shares of Coca-Cola stock under the Matched Employee Savings and Investment Plan. Also includes 993,750 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 41,882 shares of Coca-Cola stock that are subject to transfer restrictions, 100,000 shares of Coca-Cola stock that are subject to performance criteria, 5,641 shares of Coca-Cola stock credited to accounts under The Coca-Cola Company Thrift & Investment Plan, 5,594 share units credited to accounts under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan, and 1,457 share units credited to accounts under The Coca-Cola Export Corporation International Thrift Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2006, except the following: a Form 4 filed for Paula Reynolds on February 21, 2006 was amended on April 5, 2006 to correct phantom share amounts under-reported by 42 shares due to a calculation error; Forms 4 for Fernando Aguirre, J. Alexander M. Douglas, Jr., Trevor Eyton, Gary Fayard, Donna James, and Paula Reynolds due to be filed by March 28, 2006 were not filed until April 5, 2006; a Form 4 for Trevor Eyton reporting a distribution of 11,230 phantom shares held in the deferred compensation plan for nonemployee directors and the related receipt of common stock was due on November 3, 2006 and filed on November 6, 2006; a Form 4 for Shaun Higgins, Executive Vice President and President, Europe Group, reporting the withholding of 3,246 shares to satisfy a tax obligation upon the vesting of restricted stock on April 25, 2005 was filed on January 8, 2007; a Form 4 for Terrance Marks, Executive Vice President and President, North American Business Unit, reporting the withholding of 3,435 shares to satisfy a tax obligation upon the vesting of restricted stock on February 1, 2006 was filed on January 8, 2007, and a Form 4 for Vicki Palmer, Executive Vice President, Finance and Administration, reporting the withholding of 3,440 shares to satisfy a tax obligation upon the vesting of restricted stock on February 1, 2006 was filed on January 8, 2007, each of these late filings was due to an administrative error. A Form 4 was timely filed on January 9, 2006 for Summerfield K. Johnston, III, reporting the distribution of 312,981 shares of phantom stock from the deferred stock plan and the related receipt of common stock by Mr. Johnston, was under-reported by 106,305 shares, and the withholding of common stock to satisfy a tax obligation was over reported by 5,406 shares. An amendment correcting these errors was filed on January 4, 2007. There have been no other failures to file required reports in other years except as disclosed in prior proxy statements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Executive Compensation Philosophy

Our executive compensation program must be designed to attract, retain, motivate and reward superior performance by executives with the skills and dedication necessary to provide the leadership, strategic direction, and vision to anticipate and respond to future market opportunities. These objectives are furthered by a compensation philosophy that is based on the principles described below.

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To attract and retain talented executives, our compensation program must be competitive. We believe that the most objective way to ensure that our compensation program remains competitive is to benchmark the various elements of an executive officer’s compensation against those of officers in similar positions within companies that we consider potential competitors for executive talent.

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To motivate and reward our executive officers for delivering strong business results, a majority of their total compensation should be closely linked to individual and corporate performance. Our compensation program provides our executives with performance-based pay opportunities, where significant compensation can be realized only if and to the extent that short-term and long-term business performance objectives are achieved.

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To align the interests of our executive officers with those of our shareowners, a substantial portion of total compensation should be provided in the form of equity-based compensation. We believe that annual equity awards are an appropriate vehicle for creating a direct relationship between an executive’s compensation and the company’s long-term operating performance and share price. We further strengthen the alignment of shareowner and executive interests by requiring that our executive officers maintain substantial levels of ownership in company stock so that significant amounts of their personal assets are tied to the value of the company’s stock. See the “Additional Executive Compensation Policies—Equity Ownership Policy” section of this Compensation Discussion and Analysis for further details.

The Company’s Executive Compensation Program

Although our executive compensation program is generally applicable to each of our senior officers, this Compensation Discussion and Analysis focuses primarily on the program as applied to our CEO, our executive chairman, and each of our senior executive officers (referred to in this proxy as “named executive officers”). Specifically, our executive compensation program provides annual cash compensation, in the form of competitive base salaries and incentive bonuses, to motivate our executives to deliver on short-term business and individual performance goals. Our program also provides significant performance-based equity awards designed to motivate our executives to develop and implement long-term business strategies and objectives.

Each of these elements of direct compensation is benchmarked against a group of consumer good companies that are substantially similar to our company, considering financial criteria such as market value, revenue, income, and profit margins, and revenue as a percentage of assets. We periodically assess the composition of this “comparator group” and make changes as necessary.

For purposes of analyzing 2006 compensation, our comparator group was comprised of the following organizations: Anheuser-Busch Companies, Inc.; Archer-Daniels-Midland Company; Avon Products, Inc.; Campbell Soup Company; The Coca-Cola Company; Colgate-Palmolive Company; ConAgra Foods, Inc.; Dean Foods Company; Eastman Kodak Company; General Mills, Inc.; Genuine Parts Company; H.J. Heinz Company; Kellogg Company; Kimberly-Clark Corporation; Newell Rubbermaid, Inc.; PepsiCo, Inc.; The Pepsi Bottling Group, Inc.; Sara Lee Corporation, and Sysco Corporation.

The elements of direct compensation provided to our named executive officers are discussed in the paragraphs that follow.

Base Salary. Our executive officers’ only fixed compensation is provided in the form of a base salary. We generally target executive officer base salaries at the median of our comparator group, but during its annual salary review process, the Human Resources and Compensation Committee (the “Compensation Committee”) may make adjustments to an executive’s salary based on relevant market factors, individual performance, and relative responsibilities within the executive leadership team. For 2006, the base salaries of each of the named executive officers were at or below the median of our comparator group. Beginning in 2007, the Compensation Committee has implemented a salary adjustment plan for those executive officers whose base salary is significantly below the median of the comparator group. Under this adjustment plan, these executives’ salaries will be adjusted toward the median over a period of two to three years if warranted by performance.

The amount of base salary paid to the named executive officers during fiscal 2006 is shown in the Summary Compensation Table on page 37.

Annual Incentive Bonus Opportunity. We provide our executive officers with an annual cash bonus opportunity under our Executive Management Incentive Plan (“MIP”). The 2006 annual bonus opportunity for our CEO was targeted at our comparator group’s median. For the other named executive officers, the annual bonus opportunity has historically been, and was for 2006, targeted at levels above the median (and, in some cases, above the 75th percentile), of our comparator group. These annual bonus levels were adopted several years ago in conjunction with the elimination of the company’s long-term cash incentive program. The Compensation Committee has determined that these target bonus levels are no longer appropriate or consistent with the company’s pay-for-performance philosophy and has approved 2007 annual bonus award levels for our executive officers that are targeted at the comparator group median.

Bonus opportunities under the MIP are linked primarily to the company’s attainment of business goals for the year. For several years, including 2006, we tied MIP bonus awards to the attainment of goals related to the company’s budgeted operating income and budgeted number of physical cases of our products sold, believing that was the most effective way to generate strong overall business performance.

For 2006, we also conditioned the bonus of the CEO and the other named executive officers on our attainment of a threshold goal related to our budgeted operating income. Under the MIP, operating income was defined by reference to the company’s audited financial statements, net of certain pre-established adjustments. Because the company recorded a $2.9 billion non-cash impairment charge related to the estimated decline in the value of our North American franchise intangible assets (a type of charge not included among the pre-established adjustments under the MIP’s definition of operating income), the threshold operating income goal was not met.

If the impairment charge had been excluded, the company’s 2006 operating income would have substantially exceeded the MIP’s threshold goal. Moreover, the Compensation

Committee concluded that the required adjustment to the carrying value of previously acquired franchise rights was contributed to by several factors largely outside the control of the company’s executive officers, including (i) expected extraordinary increases in raw material costs during 2007, (ii) a challenging marketplace environment with continued weakness in the carbonated soft drink category, and (iii) increased interest rates resulting in a higher discount rate and capital charge. Based on these factors, the Compensation Committee determined that it was appropriate, and in the best interests of the company and its shareowners, to pay our executive officers a discretionary bonus equal to the award they would have received under the MIP if operating income results had been adjusted to exclude the effects of this impairment charge.

The Compensation Committee approved bonus payments to the named executive officers that were calculated by applying the MIP’s terms to the company’s results for sales volume and operating income (adjusted to exclude the impairment charge described above), with consideration also being given to individual performance during 2006. The methodology for determining the bonus amounts for 2006 is described on pages 41 and 42, and the amounts of the bonus payments made to the named executive officers are shown in the “Bonus” column of the Summary Compensation Table on page 37.

Long-Term Equity Incentives. We provide a significant portion of our executive officers’ annual compensation through equity awards to ensure that they focus on long-term shareowner value. The 2006 long-term equity incentive award levels for our executive officers (including the CEO) were targeted at the median value of long-term incentive awards for the comparator group. However, the Compensation Committee approved management’s recommendation to increase the value of the equity awards for certain executive officers, including Messrs. Douglas and Marks and Mrs. Palmer, to reflect award levels at the 75th percentile of the comparator group, based on the officers’ individual performance and leadership potential, the importance of their retention, and the demand for their services in the marketplace.

The 2006 equity award for each executive officer was a mix of 60% restricted stock units and 40% stock options, based on their fair value at the grant date. We believe that the awards of performance-based restricted stock units provide incentive value (by conditioning vesting on share price growth) and retention value (by providing for longer service requirements but assuring executives that they will receive value when the units vest). We also believe that stock options are an appropriate vehicle for focusing executives on the long-term performance of our stock, because compensation with respect to options is realized only if the market value of our stock increases after the grant date.

Defined Benefit Pension Plan. Our executive officers participate in our tax-qualified defined benefit pension plan on the same terms as the rest of the company’s salaried employees. The Internal Revenue Code limits the amount of pension benefits that can be accrued under a tax-qualified defined benefit pension plan, which means that highly compensated employees, including executive officers, may not accrue benefits based on their full compensation. To offset the impact of these Code-imposed limits and to provide enhanced benefit accruals, our executive officers also participate in a nonqualified executive defined benefit pension plan available only to certain management and highly compensated employees.

The actuarial present values as of September 30, 2006 of the accumulated pension benefits of the named executive officers, as well as other information about our defined benefit plans, are shown in the Pension Plan Table and accompanying narrative, which begins on page 49.

Other Benefits. The company maintains medical, dental, vision, and prescription drug insurance, life insurance, accidental death and dismemberment insurance, and disability insurance programs, as well as customary vacation and leave of absence policies, for all of its non-bargaining employees. Our executive officers are eligible to participate in these programs on the same basis as the rest of our salaried employees. In addition, our executive officers are eligible for annual executive physical examinations and are eligible to participate in a disability plan that provides for benefits in excess of those provided to other employees. Other benefits available to executive officers are as follows:

401(k) and Nonqualified Deferred Compensation Plans. Our executive officers are eligible to participate in our tax-qualified 401(k) plan and our nonqualified deferred compensation plan. The nonqualified deferred compensation plan allows our highly compensated employees to defer receipt of a portion of their salary and annual incentive bonus without regard to the limits that apply under tax-qualified plans. Participants in these plans are eligible for a matching contribution equal to 25% of each dollar contributed to the plans, up to combined deferrals of 7% of his or her salary and bonus amounts.

The named executive officers’ 2006 contributions to the nonqualified deferred compensation plan, together with company contributions and aggregate earnings credited to the officers’ accounts during fiscal 2006 and total account balances as of the end of 2006, as well as other information about that plan, are provided in the Nonqualified Deferred Compensation table and accompanying narrative, which begin on page 53.

Perquisites and Other Personal Benefits. In 2004, we modified our perquisites and personal benefits program to eliminate reimbursements to executive officers for cars, phones, tax/financial planning, and club dues. However, there are circumstances under which we believe that it is appropriate to provide additional resources or reimbursements to executive officers. These types of benefits are provided under established policies or associated with employment negotiations that are approved in advance by the Compensation Committee.

For example, additional compensation and reimbursements are provided to executive officers for purposes of facilitating and supporting their relocation or international assignments. Taxes on certain expenses associated with relocation (domestic and international) are also reimbursed (“grossed up”) in accordance with the company’s relocation programs. However, there are no tax gross-ups for cash allowances under our international assignment program.

The company also operates corporate aircraft that are used by our executive officers and other members of senior management to conduct company business. In the past, as well as in 2006, the board of directors required that the CEO and his spouse use our aircraft for all of their air travel in order to more efficiently utilize the CEO’s travel time and enhance his personal security. Accordingly, Mr. Brock and his wife have used corporate aircraft for all of their personal travel since he was hired in April 2006. In February 2007, the board of directors approved revisions to the aircraft policy so that only Mr. Brock (and not his wife) is required to use corporate aircraft for all air travel.

Any time the CEO or other officer makes personal use of company aircraft, the value of that use (determined under the U.S. Department of Transportation’s standard industry fare level) is added to their reported compensation, and they are responsible for paying any income taxes attributable to that use. The aggregate incremental cost to the company of providing these personal benefits to the named executive officers during fiscal 2006 is shown in the “All Other Compensation” column footnote to the Summary Compensation Table on page 38.

Management’s Role in Setting Executive Compensation and the Use of Tally Sheets. Although the Compensation Committee establishes the company’s compensation philosophy and makes the final determination on all compensation paid to our executive officers, the CEO and senior vice president of human resources are primarily responsible for making recommendations regarding annual adjustments to the named executive officers’ salaries (other than for the CEO) and incentive award opportunities, as well as the designs of the incentive programs. With respect to the compensation of our CEO, the Compensation Committee negotiated Mr. Brock’s initial compensation in 2006, as described in the narrative following the Summary Compensation Table, below. In setting Mr. Brock’s 2007 base pay, the Committee relied on recommendations from its independent consultant, Frederic W. Cook.

In 2006, the company’s management began preparing tally sheets that summarize, by compensation element, each executive officer’s total compensation. These tally sheets provide the executive’s total current compensation and summarize the compensation he or she would receive under several hypothetical scenarios, including involuntary termination by the company and resignation or retirement. The Compensation Committee and its independent compensation consultant review these tally sheets in conjunction with analyzing management’s recommendations related to an executive officer’s compensation. In 2006, the Compensation Committee also provided the executives’ tally sheets to the full board of directors, and it intends to do so at least annually to ensure that each member of the board of directors has been fully informed about the compensation provided to our CEO and other executive officers.

Impact of Accounting and Tax Treatments of Executive Compensation. The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our incentive and equity compensation plans. For example, our adoption of FAS 123R in 2006 did not have a material effect on the type or mix of our equity awards, but we do consider how the terms and conditions of these awards affect the related compensation expense.

Similarly, Section 162(m) of the Internal Revenue Code allows a tax deduction to a public company for compensation in excess of $1 million paid for any fiscal year to the company’s chief executive officer and to each of the four other most highly compensated executive officers if such compensation is “performance-based.” In this regard, we have designed the company’s executive compensation programs to maximize the tax deductibility of compensation paid to executives in the form of annual bonuses and equity awards. However, the Committee has retained the discretion to provide compensation that is not “performance-based” under Section 162(m) where it determines that such awards are in the best interests of the company and its shareowners.

Additional Executive Compensation Policies

In addition to the policies relating to the compensation program described above, we have adopted a number of supplemental policies to further our executive compensation philosophy.

Equity Ownership Policy. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to maintain certain minimum levels of ownership of the company’s equity within five years of the date they become employed or are promoted into an executive officer position. This policy, which became effective January 1, 2007, reflects target ownership levels and value measures that we believe are closely aligned with market practices.

Specifically, the value of equity required to be owned is five times base salary for the CEO and three times base salary for other named executive officers. These ownership levels are based on shares owned by the executive and his or her immediate family, shares or share credits in our 401(k) or nonqualified deferred compensation plans, and restricted stock or restricted stock units for which the performance conditions to vesting have been met (although restricted stock or restricted stock units may count toward no more than one-half of the required ownership level). The stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, and other derivative securities based on the value of the company’s stock.

The Compensation Committee will consider each executive’s progress toward achieving his or her specified level of ownership during the Committee’s annual compensation review process. Mr. Higgins and Mrs. Palmer, who have been in executive positions for several years, have met their current required ownership levels. The other named executive officers are all relatively new to executive positions with our company and have sufficient time before their respective deadlines to satisfy their ownership requirements.

Executive Severance Guidelines. The company generally does not enter into employment agreements with its executive officers (with Mr. Brock being the only exception), and these officers serve at the will of the board of directors. In 2005, the Compensation Committee established guidelines for providing severance packages to executives who were terminated without “cause” or who resigned for “good reason.” We believe that providing a severance package under certain circumstances permits us to attract talented executive officers who are assured that they will not be financially disadvantaged if they relocate and/or leave another job to join our company and are later terminated through no fault of their own. Having such a severance policy also ensures smooth transitions when changes are made within the executive leadership team.

Although subject to the Compensation Committee’s discretion, these severance guidelines generally provided for severance benefits of one to two years of salary and target bonus, depending on the executive’s length of service with the company and other related companies. These guidelines also provided for the modification of equity awards to accelerate the vesting of stock options and restricted stock, and to extend the exercise period of options. An affected executive was also eligible for a cash payment equal to the difference between the cost of continuing medical coverage and the cost of company-provided coverage for active employees. The amounts that would be payable to the named executive officers under various hypothetical termination scenarios, which are set forth in the summary tables beginning on page 61, are based on the guidelines in effect as of December 31, 2006 (as well as the terms of Mr. Brock’s employment agreement).

The Compensation Committee adopted a new executive severance plan in February 2007 that modified the prior severance guidelines by limiting eligibility for benefits, reducing cash benefits, reducing the extent to which restricted stock is vested, and eliminating the acceleration of stock option vesting. The new severance plan also provides that if, within two years of an executive officer’s termination date, the company determines that he or she could have been terminated for “cause” (as defined in the plan), he or she must forfeit all unpaid severance benefits and repay all severance benefits already received and all amounts paid with respect to restricted shares that vested upon his or her termination. Because Mr. Brock’s employment agreement governs his severance benefits, the new severance plan will not apply to him.

Equity Award Grant Policies. The Compensation Committee is solely responsible for making or modifying equity awards to the CEO and other executive officers. Previously, the company’s board of directors had delegated authority to the CEO (in his capacity as a director) to make and modify equity awards to employees other than senior officers. During 2006, the board revised this delegation so that any action related to an equity award is limited to a compensation expense of less than $250,000 per individual, and the aggregate expense of all such equity awards or modifications may not exceed $3 million before a report on such actions has been made to the Compensation Committee. Further, any such action taken by the CEO must be signed and dated in the presence of representatives of the company’s legal and financial accounting departments. We believe that this limited delegation of authority provides the company the flexibility to address equity-compensation matters that arise with respect to non-executive employees from time to time, but imposes sufficient controls to ensure that all financial and legal requirements have been met with respect to any such action.

Effective January 1, 2007, the Compensation Committee adopted an equity award policy that sets the exercise price for stock option grants as the closing share price on the date of grant. Under this policy, the “grant date” is defined as the date on which both final approval of a grant has occurred (unless a later date has been expressly designated) and all of the elements of the grant are known (e.g., exercise price and number of options or shares granted). Further, the grant date for any equity award will be set according to the following requirements:

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Annual Grants. The grant date for any annual equity grant to members of the board of directors, senior officers, and other management employees will be the fifth trading day following the release of the company’s quarterly earnings report for a fiscal quarter, which grant date must be set at a regularly scheduled meeting of the Compensation Committee that occurs at least two months before the grant date.

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Other Grants. The grant date for any other equity grant may be made only on the first trading day of a calendar month, and the grant date for any new-hire or promotional equity grant may be made only on the first trading day of the calendar month next following the later of the effective date of the approval of the grant or the officer’s hire or promotion date.

Summary Compensation Table

The table below summarizes the total compensation earned during 2006 by the company’s principal executive officer (“PEO”), our former PEO (who served as PEO during a portion of 2006), the principal financial officer, and each of our other senior executive officers (collectively, the “named executive officers”), determined as of December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)

John F. Brock Chief Executive Officer	2006	$751,667	$1,038,400	$356,261	$3,240,458	$60,876	$303,459	$5,751,121

William W. Douglas III Senior Vice President and Chief Financial Officer	2006	422,500	324,719	469,970	268,283	27,308	7,039	1,519,819

John J. Culhane Executive Vice President and General Counsel	2006	420,250	320,188	912,588	890,437	88,483	8,621	2,640,567

Shaun B. Higgins Executive Vice President and President, European Group	2006	515,875	392,683	863,031	735,919	91,613	563,384	3,162,505

Terrance M. Marks Executive Vice President and President, North American Group	2006	491,687	392,683	748,475	328,397	75,502	30,101	2,066,845

Vicki R. Palmer Executive Vice President Finance and Administration	2006	420,500	324,719	731,121	353,734	66,099	27,714	1,923,887

Lowry F. Kline Chairman and Former Chief Executive Officer	2006	859,500	811,368	941,670	751,492	170,706	88,833	3,623,569

(1)        Amounts shown reflect the named executive officers’ annual bonuses. These amounts were approved by the Compensation Committee at its February 8, 2007 meeting and, to the extent not deferred by the executive, were paid shortly thereafter. See the description of these bonus payments under the “Bonus Compensation” heading in the narrative following this table.

(2)        Amounts shown reflect the compensation cost recognized in 2006 with respect to stock awards granted in 2006 and prior fiscal years, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used in determining these amounts are discussed, with respect to restricted stock and restricted stock units granted in 2004 through 2006, in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and, with respect to restricted stock granted in 2002 and 2003, in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Dividends and dividend equivalents were taken into account in arriving at the fair value of the restricted stock and restricted stock units awarded to the named executive officers; thus, dividends paid on restricted stock and dividend equivalents credited on restricted stock units in 2006 to the named executive officers have not been separately disclosed. No assumptions were made regarding nontransferability or risk of forfeiture, and there were no forfeitures of restricted stock or restricted stock units by the named executive officers during 2006.

(3)        Amounts shown reflect the compensation cost recognized in 2006 with respect to stock option awards granted in 2006 and prior fiscal years, as determined in accordance with FAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used in determining these amounts are discussed in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. No assumptions were made regarding nontransferability or risk of forfeiture, and there were no forfeitures of stock options by the named executive officers during 2006.

(4)        Amounts shown reflect the change in the actuarial present value of the named executive officers’ accumulated benefit under all defined benefit plans from September 30, 2005 to September 30, 2006 (the plans’ 2005 and 2006 “measurement dates” for financial statement reporting purposes). With respect to Mr. Kline, the amount shown also includes $4,536 of preferential earnings credited to his stock deferral plan account during 2006. See the narrative preceding the Nonqualified Deferred Compensation table below for further details about these earnings.

(5)        Amounts shown as “All Other Compensation” include the following:

	Mr. Brock	Mr. Douglas	Mr. Culhane	Mr. Higgins	Mr. Marks	Mrs. Palmer	Mr. Kline
Incremental Cost of Personal Use of Company Aircraft(a)	$205,308	—	$6,287	—	$14,107	$17,685	$85,083
Tax Reimbursement Payments(b)	7,852	—	—	24,550	—	—	—
International Assignment Program Payments(c)	—	—	—	517,986	—	—	—
Relocation Program Payments(d)	33,687	—	—	—	—	—	—
Company Contributions to Defined Contribution Plans(e)	3,750	3,750	—	16,287	14,142	6,824	3,750
Miscellaneous Payments/Benefits(f)	52,862	3,289	2,334	4,561	1,852	3,205	—

Total	$303,459	$7,039	$8,621	$563,384	$30,101	$27,714	$88,833

(a)        Amounts shown reflect the incremental cost of personal use of company aircraft by the named executive officers during 2006. These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (including any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which were, during 2006, updated quarterly. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

(b)        Amounts shown reflect tax reimbursements under our relocation (with respect to Mr. Brock) and international assignment (with respect to Mr. Higgins) policies.

(c)        During 2006, Mr. Higgins was on international assignment. The amount shown includes the following:

•	Value of foreign taxes paid by the company on his behalf ($215,660).

•	Value of the company-leased London apartment Mr. Higgins occupied during 2006 ($153,487). The company leased the apartment in September of 2005 and pre-paid two-years of rent at that time. This lease value reflects twelve months’ amortization of the prepaid rent, based on the average exchange rate in effect at the time the actual rental payment was made. The amount shown also includes amounts paid by the company during 2006 for annual rent and quarterly service charges associated with the London apartment ($45,581).

•	Value of the “host-country allowance” provided to Mr. Higgins pursuant to our international assignment program ($75,240).

•	Reimbursements to Mr. Higgins for utilities, transportation, phone usage, home leave, and tax preparation fees that were provided pursuant to our international assignment program ($28,018).

The company reimbursed Mr. Higgins for his expenses in U.S. dollars using an average exchange rate for the month during which Mr. Higgins incurred the expenses (except with respect to the prepaid rent amortization, as noted above). The average exchange rate used by the company for these purposes was comprised of the average daily exchange rate for all business days in the month immediately preceding the month during which Mr. Higgins incurred the expenses.

(d)        Amount shown for Mr. Brock includes payments and reimbursements of expenses associated with his relocation to Atlanta, Georgia during 2006. This amount also includes relocation flights on company aircraft (these flights were excluded from Mr. Brock’s personal use of company aircraft amount shown in footnote (a) above).

(e)        Amounts shown reflect aggregate company matching contributions on the named executive officer’s behalf under our 401(k) plan and our nonqualified supplemental savings plan. Currently, the matching contribution rate for the plans is 25% on combined deferrals of up to 7% of a participant’s salary and bonus.

(f)        Amounts shown reflect the value of miscellaneous perquisites and personal benefits, including company-paid premiums for coverage under a supplemental long-term disability plan for executives and the actual cost of benefits under our executive physical plan. For Mr. Brock, the amount shown includes a $50,000 reimbursement for legal fees he incurred for the negotiation of his employment agreement with the company, as provided for in his employment agreement.

During 2006, certain of the named executive officers made personal use of sporting and other event tickets that were purchased by the company for business purposes. There was no incremental cost to the company with respect to the named executive officers’ use of such tickets.

(6)        The following chart provides a summary of each named executive officer’s total cash compensation relative to his or her total aggregate compensation for 2006.

	Mr. Brock	Mr. Douglas	Mr. Culhane	Mr. Higgins	Mr. Marks	Mrs. Palmer	Mr. Kline
Total Cash Compensation(a)	$1,790,067	$747,219	$740,438	$908,558	$884,370	$745,219	$1,670,868
Total Aggregate Compensation(b)	5,751,121	1,519,819	2,640,567	3,162,505	2,066,845	1,923,887	3,623,569
Total Cash Compensation as a Percentage of Total Aggregate Compensation	31.13%	49.16%	28.04%	28.73%	42.79%	38.74%	46.11%

(a)        Amounts shown are the sum of the amounts from the “Salary” and “Bonus” columns of the Summary Compensation Table provided above. With respect to Mr. Brock, the amount shown includes actual 2006 salary from April 25, 2006

(Mr. Brock’s date of employment) through December 31, 2006, and a bonus that, pursuant to Mr. Brock’s employment agreement, was based on a full-year of 2006 salary.

(b)        Amounts shown are from the “Total” column of the Summary Compensation Table provided above. The equity component of these totals reflects amounts expensed in 2006 (including amounts related to pre-2006 awards); the full grant-date fair value of 2006 equity awards is not included.

Summary of Employment Agreements and Other Compensation Arrangements

Employment Agreement. As described in the Compensation Discussion and Analysis section above, we generally do not provide employment agreements to our employees; however, we did enter into an employment agreement with Mr. Brock to engage his services as president and chief executive officer, effective April 25, 2006. The Compensation Committee and its independent consultant, Frederic W. Cook, participated in the negotiation of Mr. Brock’s employment agreement and approved the terms and conditions of the agreement, determining that they were reasonable and appropriate. The material terms of Mr. Brock’s employment agreement are summarized below:

2006 Compensation. The agreement provides that for 2006, Mr. Brock was to receive an annual base salary of $1,100,000 and an annual equity grant of approximately $6,000,000. The agreement also provides that Mr. Brock’s annual bonus for 2006 was to be determined as if he had been employed with the company for all of 2006 and was targeted at 125% of his 2006 base salary ($1,375,000) for 100% attainment of the bonus plan’s performance objectives. See the description of the bonus plan under the “Bonus Compensation” heading below

Initial Equity Grant. The agreement provides for a one-time award on April 25, 2006 to Mr. Brock of stock options for 900,000 shares of the company’s stock. These options vest in one-third increments in April of 2007, 2008, and 2009. In addition, one-half of the options will vest only if our stock price appreciates by at least 25% over the grant date stock price, and the other one-half will vest only if our stock price appreciates by at least 50% over the grant date stock price.

Severance. The agreement addresses the payments and benefits Mr. Brock will receive under various termination scenarios. These provisions are summarized in the “Potential Payments upon Termination or Change in Control” section below.

Pension Benefits. Mr. Brock’s agreement provides that if he completes five years of service with the company, he will receive two additional years of benefit service under the company’s executive pension plan for each year of actual service. If he does not complete five years of service but terminates under conditions that make him eligible for severance payments, he will receive two additional months of benefit service for each month of actual service, and he will be fully vested in his benefit under the executive pension plan.

Other Benefits. Mr. Brock’s agreement also provides for:

•	Reimbursement of relocation costs in accordance with the company’s executive relocation policy, which provides for tax reimbursement payments with respect to certain benefits; and

•	Reimbursement of up to $50,000 of legal fees incurred in connection with negotiating the employment agreement.

Release of Claims and Non-Competition Agreement. Mr. Brock’s employment agreement conditions his receipt of the severance pay and other benefits described above on his execution of a mutual release of claims and non-competition agreement. The non-competition provisions of that agreement include Mr. Brock’s agreement not to compete with the company, on behalf of any entity that is a “direct competitor” of the company, within any state in the United States in which the company sells or distributes company products as of the date of his termination of employment, for two years after the date of his termination of employment with the company.

Bonus Compensation. As discussed in the Compensation Discussion and Analysis section above, the company provided an annual cash incentive opportunity to executives under the 2006 Executive Management Incentive Plan (“MIP”). The MIP’s design provided for the payment of incentive compensation based on the company’s attainment of certain financial goals and, except with respect to Mr. Brock and Mr. Kline, the named executive officers’ attainment of individual performance goals. These individual performance goals focused on specific aspects of each executive’s functional responsibilities, as well as other leadership characteristics. With respect to Mr. Kline, the Committee determined that individual performance goals were not appropriate for 2006, because it was anticipated that his role as our interim CEO would end in early 2006. Similarly, the Committee determined that such goals should not apply to Mr. Brock’s MIP award in his first, partial year as our CEO.

Due to the recording of a $2.9 billion non-cash impairment charge related to the estimated decline in the value of our North American franchise intangible assets, the company did not attain the MIP’s operating income target. However, the Compensation Committee determined that it was appropriate to pay bonuses based on the plan’s award formula and the company’s actual business results, excluding the impairment charge, and individual performance results. The Committee determined those bonuses, as follows.

With respect to Messrs. Brock and Kline, the 2006 MIP provided that their annual cash incentive opportunity of 125% of their respective base salaries would be based solely on the “Incentive Bonus” described below. With respect to the other named executive officers, the 2006 MIP provided that their annual bonus opportunity of 100% of their respective base salaries would be based on two separate components—the Incentive Bonus (which comprised 80% of each executive’s MIP award opportunity) and an “Individual Bonus,” which was based on the executives’ attainment of individual management objectives and which comprised 20% (adjusted as described below) of each executive’s MIP award opportunity.

Incentive Bonus. The Incentive Bonus was based on the extent to which the company achieved goals related to operating income and sales volume. The operating income component (the “OI Component”) comprised 80% of the Incentive Bonus, and the sales volume component (the “Volume Component”) comprised the remaining 20%.

For 2006, we established an operating income goal of 100% of budgeted operating income, which was to result in an Incentive Bonus payout at the target award percentages noted above. We also established a minimum performance level (91% of budgeted operating income) and a maximum performance level (114% of budgeted operating income). Operating income performance at the 91% minimum level would have resulted in a payment equal to 8% of the OI Component target, and performance at the 114% maximum level would have resulted in a payment equal to 175% of the OI Component target. The MIP was designed so that OI Component payments for performance between these minimum and maximum levels would be based on a straight-line interpolation between the minimum and maximum performance levels. After excluding the impairment charge described above, the company achieved 97.4% of its operating income goal. As a result, each named executive officer received an OI Component payment of 73.42% of his or her OI Component target.

The Volume Component of the Incentive Bonus was calculated in the same manner as the OI Component, except that the minimum performance level was 96% of target performance and the performance maximum was 102% of target performance. Because the company achieved 99.3% of its sales volume goal, each named executive officer earned a Volume Component payment of 83.9% of his or her Volume Component target.

Individual Bonus. For each named executive officer other than Messrs. Brock and Kline, the Individual Bonus opportunity comprised the remaining 20% of his or her total bonus opportunity and was adjusted based on the extent to which the officer attained individual performance objectives related to development of such things as leadership, creativity, innovation, collaboration, diversity initiatives, and growth initiatives. To calculate the Individual Bonus, the Compensation Committee first determined the extent (expressed as a percentage) to which each named executive officer had attained his or her individual performance goals. This percentage was applied to the 20% Individual Bonus opportunity, and the resulting percentage was further reduced by 24.48% to correspond to the level of Incentive Bonus realization. Accordingly, because these named executive officers realized 75.52% of their Incentive Bonus opportunity, their Individual Bonus opportunity was reduced to 15.10% (75.52% Incentive Bonus realization x 20% potential).

Grants of Plan-Based Awards

The table below summarizes the equity awards made to the named executive officers during 2006. The following paragraphs describe the terms of these awards.

Stock Option Awards. As summarized in the table below, the company made grants of stock options to the named executive officers during 2006 that were subject to the following terms and conditions:

Upon his employment with the company in April 2006, Mr. Brock was granted an option with an exercise price of $20.69 to purchase 900,000 shares of company stock. The terms and conditions of the options are provided in the description of Mr. Brock’s employment agreement under the “Employment Agreements and Other Compensation Arrangements” section, above.

On August 3, 2006, each named executive officer (except Mr. Kline) received an award of stock options with an exercise price of $21.79. These options vest in one-third increments on August 3, 2007, 2008, and 2009. Vested options may be exercised for ten years from the date of grant, assuming continued employment. The provisions of the 2006 stock option awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section below.

Restricted Stock Unit Awards. On August 3, 2006, each named executive officer (except Mr. Kline) received awards of restricted stock units (“RSUs”). When the RSUs vest, the company will immediately distribute one share of company stock for each RSU credited to the grantee’s account.

Vesting. Generally, the 2006 RSUs will vest only upon satisfaction of both a service condition and performance condition, as follows:

•	Service Condition. The RSU service condition will be satisfied upon the earliest to occur of continued employment until August 3, 2010, death, or disability.

•

Performance Condition. The performance condition to vesting will be satisfied upon the market value of the company’s stock averaging at least $27.2375 (125% of the average of the high and low trading prices on the grant date, August 3, 2006) over twenty consecutive trading days.

The provisions of the 2006 RSUs that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section below.

Dividend Equivalents. The RSUs earn credits equal to any dividends declared on the company’s common stock. These dividend equivalents are credited to the named executive officer’s account but are not payable unless the underlying RSUs vest.

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Target (#)
John F. Brock 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	4/25/2006 8/3/2006 8/3/2006	4/24/2006 8/2/2006 8/2/2006	900,000 183,550	255,000	$20.69 21.79	$7,056,000 2,468,553 3,467,608

William W. Douglas III 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	8/3/2006 8/3/2006	8/2/2006 8/2/2006	50,525	70,025	21.79	677,884 954,513

John J. Culhane 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	8/3/2006 8/3/2006	8/2/2006 8/2/2006	30,600	42,475	21.79	411,183 578,092

Shaun B. Higgins 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	8/3/2006 8/3/2006	8/2/2006 8/2/2006	33,650	46,750	21.79	452,568 635,712

Terrance M. Marks 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	8/3/2006 8/3/2006	8/2/2006 8/2/2006	61,225	84,925	21.79	822,125 1,156,657

Vicki R. Palmer 2004 Stock Incentive Plan (Options) 2004 Stock Incentive Plan (RSUs)	8/3/2006 8/3/2006	8/2/2006 8/2/2006	38,265	53,075	21.79	513,798 722,899

(1)        The Compensation Committee approved the terms of Mr. Brock’s April 25, 2006 stock option award on April 24, 2006. At its July 2006 meeting, the Committee approved the terms and value of the other awards noted above and set the grant date as August 3, 2006, the fifth business day following the release of the company’s second quarter earnings results. On August 2, 2006, the Compensation Committee approved, by written consent, the number of options and restricted stock units to be awarded, as noted above.

(2)        The exercise price of options granted in 2006 is equal to the average of the high and low trading prices of the company’s stock on the applicable grant date, as reported in the New York Stock Exchange Composite Transactions listing. For each of the option grant dates provided above, the average of the high and low trading prices was greater than the closing share price.

(3)        The fair value of Mr. Brock’s April 25, 2006 stock option award and the August 3, 2006 restricted stock unit awards made to all named executive officers was determined using the Monte Carlo valuation model. The fair value of the August 3, 2006 stock option awards was determined under the Black-Scholes valuation model. Dividend equivalents provided under the restricted stock unit awards were taken into account in determining the fair value. No assumptions were made regarding the nontransferability or risk of forfeiture for any of the 2006 awards. The assumptions used in determining the amounts discussed in this footnote are described in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-end

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2006.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

John F. Brock				900,000	(1)	$20.69	4/25/2016				183,550	(8)	$3,748,091
		255,000	(2)			21.79	8/3/2016

William W. Douglas III	13,333	6,667	(3)			25.53	7/26/2014	7,000	(9)	$142,940
	13,333	26,667	(4)			22.31	9/1/2015	12,500	(10)	255,250	12,500	(10)	255,250
		70,025	(2)			21.79	8/3/2016				52,000	(11)	1,061,840
											50,525	(8)	1,031,721

John J. Culhane	20,000					16.11	2/1/2012	5,000	(12)	102,100
	25,000					21.95	2/3/2013	35,000	(13)	714,700
	50,000	25,000	(5)			23.61	2/26/2014	37,500	(10)	765,750	37,500	(10)	765,750
		100,000	(6)			20.74	12/13/2014				30,000	(11)	612,600
	13,333	26,667	(4)			22.31	9/1/2015				30,600	(8)	624,852
		42,475	(2)			21.79	8/3/2016

Shaun B. Higgins	8,100					40.14	1/2/2008	100,000	(14)	2,042,000
	8,100					46.16	1/2/2008				20,000	(11)	408,400
	8,100					53.09	1/2/2008				33,650	(8)	687,133
	8,100					61.05	1/2/2008
	8,100					70.21	1/2/2008
	3,000					40.32	1/4/2009
	3,000					46.37	1/4/2009
	3,000					53.33	1/4/2009
	3,000					61.32	1/4/2009
	3,000					70.52	1/4/2009
	5,432					35.06	1/4/2009
	34,000					18.09	12/14/2009
	34,000					20.81	12/14/2009
	34,000					23.93	12/14/2009
	34,000					27.52	12/14/2009
	34,000					31.65	12/14/2009
	20,400					18.66	1/2/2011
	20,400					20.52	1/2/2011
	20,400					22.57	1/2/2011
	20,400					24.83	1/2/2011
	20,400					27.31	1/2/2011
	61,400					16.11	2/1/2012
	50,000					21.95	2/3/2013
	33,333	16,667	(5)			23.61	2/26/2014
	13,333	26,667	(4)			22.31	9/1/2015
		46,750	(2)			21.79	8/3/2016

Terrance M. Marks	2,700					40.14	1/2/2008	27,500	(15)	561,550
	2,700					46.16	1/2/2008	10,000	(12)	204,200
	2,700					53.09	1/2/2008	9,000	(13)	183,780
	2,700					61.05	1/2/2008				112,000	(11)	2,287,040
	2,700					70.21	1/2/2008				61,225	(8)	1,250,215
	3,000					40.32	1/4/2009
	3,000					46.37	1/4/2009
	3,000					53.33	1/4/2009
	3,000					61.32	1/4/2009
	3,000					70.52	1/4/2009
	17,000					18.09	12/14/2009
	17,000					20.81	12/14/2009

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
	17,000					23.93	12/14/2009
	17,000					27.52	12/14/2009
	17,000					31.65	12/14/2009
	7,600					18.66	1/2/2011
	7,600					20.52	1/2/2011
	7,600					22.57	1/2/2011
	7,600					24.83	1/2/2011
	7,600					27.31	1/2/2011
	9,434					16.11	2/1/2012
	25,000					21.95	2/3/2013
	21,333		10,667	(5)		23.61	2/26/2014
	13,333		26,667	(4)		22.31	9/1/2015
			84,925	(2)		21.79	8/3/2016

Vicki R. Palmer	7,600					40.14	1/2/2008	62,500	(15)	1,276,250
	7,600					46.16	1/2/2008	25,000	(12)	510,500
	7,600					53.09	1/2/2008	65,000	(13)	1,327,300
	7,600					61.05	1/2/2008				12,000	(11)	245,040
	7,600					70.21	1/2/2008				38,265	(8)	781,371
	6,000					40.32	1/4/2009
	6,000					46.37	1/4/2009
	6,000					53.33	1/4/2009
	6,000					61.32	1/4/2009
	6,000					70.52	1/4/2009
	5,241					35.06	1/4/2009
	17,000					18.09	12/14/2009
	17,000					20.81	12/14/2009
	17,000					23.93	12/14/2009
	17,000					27.52	12/14/2009
	17,000					31.65	12/14/2009
	7,742					21.25	1/14/2010
	13,400					18.66	1/2/2011
	13,400					20.52	1/2/2011
	13,400					22.57	1/2/2011
	13,400					24.83	1/2/2011
	13,400					27.31	1/2/2011
	44,000					16.11	2/1/2012
	50,000					21.95	2/3/2013
	33,333		16,667	(5)		23.61	2/26/2014
	13,333		26,667	(4)		22.31	9/1/2015
			53,075	(2)		21.79	8/3/2016

Lowry F. Kline	14,000					40.32	1/4/2009	150,000	(16)	3,063,000
	14,000					46.37	1/4/2009	60,000	(17)	1,225,200
	14,000					53.33	1/4/2009
	14,000					61.32	1/4/2009
	14,000					70.52	1/4/2009
	10,725					35.06	1/4/2009
	34,000					18.09	12/14/2009
	34,000					20.81	12/14/2009
	34,000					23.93	12/14/2009
	34,000					27.52	12/14/2009
	34,000					31.65	12/14/2009
	16,338					21.25	1/14/2010
	140,000					18.66	1/2/2011
	140,000					20.52	1/2/2011
	140,000					22.57	1/2/2011
	140,000					24.83	1/2/2011
	140,000					27.31	1/2/2011
	341,700					16.11	2/1/2012
	280,000					21.95	2/3/2013
	200,000	(7)				23.61	2/26/2014

(1)        Stock options granted April 25, 2006 vest at the rate of 33 1/3% per year, with vesting dates of April 25, 2007, April 25, 2008, and April 25, 2009, assuming continued employment, and subject to satisfaction of share-price-increase requirements (i.e., one-half of the options become exercisable only if the company’s average share price increases to $25.8625 (25% over the grant date share price of $20.69) for at least 20 consecutive trading days; the other one-half of the options become exercisable only if the company’s average share price increases to $31.0350 (50% over the grant date share price)). If the respective share-price-increase requirements are not satisfied prior to the expiration of the options, the applicable number of options will be forfeited.

(2)        Service-based stock options granted August 3, 2006 vest at the rate of 33 1/3% per year, with vesting dates of August 3, 2007, August 3, 2008, and August 3, 2009, assuming continued employment.

(3)        Service-based stock options granted July 26, 2004 vest at the rate of 33 1/3% per year, with vesting dates of February 26, 2005, February 26, 2006, and February 26, 2007, assuming continued employment.

(4)        Service-based stock options granted September 1, 2005 vest at the rate of 33 1/3% per year, with vesting dates of September 1, 2006, September 1, 2007, and September 1, 2008, assuming continued employment.

(5)        Service-based stock options granted February 26, 2004 vest at the rate of 33 1/3% per year, with vesting dates of February 26, 2005, February 26, 2006, and February 26, 2007, assuming continued employment.

(6)        Service-based stock options granted December 13, 2004 vest at the rate of 33 1/3% per year, with vesting dates of December 13, 2007, December 13, 2008, and December 13, 2009, assuming continued employment.

(7)        Mr. Kline’s retirement on December 31, 2006 qualified as a “Rule of 75” retirement; accordingly, 66,667 of his stock options that were granted February 26, 2004 (which otherwise would not have vested until February 26, 2007) vested on December 31, 2006.

(8)        Performance-based restricted stock units granted August 3, 2006 vest on or after August 3, 2010, subject to satisfaction of a share-price-increase requirement (i.e., the company’s average share price must increase by at least 25% (to $27.2375) over the grant date share price of $21.79 for at least 20 consecutive trading days) by August 3, 2011. If the share-price-increase requirement is not satisfied by August 3, 2011, the restricted stock units will be forfeited.

(9)        Performance-based restricted stock granted February 26, 2005 vests on February 26, 2009, assuming continued employment. Performance criteria with respect to this award have previously been satisfied.

(10)        Performance-based restricted stock granted December 13, 2004 vests on or after December 13, 2009, subject to applicable performance criteria. Performance criteria with respect to one-half of the shares in this award have previously been satisfied. The remaining one-half of the shares in this award will vest only if the company’s average share price increases to $24.8880 (20% over the grant date share price of $20.74) for at least 20 consecutive trading days prior to the executive’s termination of employment.

(11)        September 1, 2005 awards as follows:

For Mr. Culhane, performance-based restricted stock that vests on or after September 1, 2010, with respect to 12,000 shares, and in one-third increments annually, beginning on September 1, 2006, with respect to the remaining 18,000 shares. Mr. Culhane’s awards are also subject to satisfaction of share-price-increase requirements [i.e., 15,000 shares vest only if the company’s average share price increases to $24.5355 (10% over the grant date share price of $22.305) for at least 20 consecutive trading days, and the other 15,000 shares vest only if the company’s average share price increases to $26.766 (20% over the grant date share price) for at least 20 consecutive trading days, prior to his termination of employment].

For Mr. Higgins, performance-based restricted stock units that vest on or after September 1, 2010, with respect to 12,000 units, and in one-third increments annually, beginning on September 1, 2006 with respect to the remaining 8,000 units. Mr. Higgins’s awards are also subject to satisfaction of share-price-increase requirements [i.e., 10,000 of Mr. Higgins’s units vest only if the company’s average share price increases to $24.5355 (10% over the grant date share price of $22.305) for at least 20 consecutive trading days, and the other 10,000 units vest only if the company’s average share price increases to $26.766 (20% over the grant date share price) for at least 20 consecutive trading days, prior to his termination of employment].

For Messrs. Douglas and Marks and Mrs. Palmer, service-based restricted stock that vests on or after September 1, 2010.

(12)        Performance-based restricted stock granted February 3, 2003 vests on February 3, 2007, assuming continued employment. Performance conditions have previously been satisfied.

(13)        Performance-based restricted stock granted February 26, 2004 vests on February 26, 2009, assuming continued employment. Performance conditions have previously been satisfied.

(14)        Service-based restricted stock units granted April 25, 2005 vest on April 30, 2008, assuming continued employment.

(15)        Performance-based restricted stock granted February 1, 2002; assuming continued employment, Mr. Marks’s award vests on August 25, 2015 (his fifty-fifth birthday) and Mrs. Palmer’s vests on May 28, 2008 (her fifty-fifth birthday). Performance conditions have previously been satisfied.

(16)        Performance-based restricted stock granted February 3, 2003 vests on February 3, 2008, assuming that upon his retirement, Mr. Kline continues to provide consulting services to the company and remains subject to a non-competition agreement until the vesting date. The award’s performance conditions have previously been satisfied.

(17)        Performance-based restricted stock granted February 26, 2004 vests on February 26, 2009, assuming that Mr. Kline continues to provide consulting services to the company until that date. Performance conditions have previously been satisfied.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options during 2006, and, as noted in the table below, Mr. Marks and Mrs. Palmer were the only named executive officers who had shares of restricted stock that vested during 2006.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Brock	—	—
William W. Douglas III	—	—
John J. Culhane	—	—
Shaun B. Higgins	—	—
Terrance M. Marks	10,000	$197,700
Vicki R. Palmer	10,000	197,700
Lowry F. Kline	—	—

Pension Benefits

Employees’ Pension Plan. Our named executive officers participate in the Coca-Cola Enterprises Employees’ Pension Plan (the “Pension Plan”), a tax-qualified defined benefit pension plan, which provides basic pension benefits for substantially all of the company’s employees (excluding certain employees covered by collective bargaining agreements). The material terms of the Pension Plan are described below.

Benefit Formula. The Pension Plan provides for an annual benefit (expressed as a life annuity payable at normal retirement age) equal to 1.15% of a participant’s “final average earnings” multiplied by his or her number of years of benefit service. “Benefit service” is defined as each month of service in which the participant receives compensation from the company, as well as any service that was credited under a plan that was merged into the Pension Plan.

Final Average Earnings. A participant’s “final average earnings” is the highest average compensation received by the participant during three consecutive calendar years out of his or her last 10 years of employment. Covered compensation under the Pension Plan includes salary and bonuses (including any pre-tax deferrals to company-sponsored 401(k) and cafeteria plans).

Vesting. A participant’s benefit under the Pension Plan is not vested until he or she has five years of vesting service or attains age 65. A year of “vesting service” is any calendar year in which a participant receives pay in at least six months. Vesting credit is also earned for service with any Coca-Cola bottler, The Coca-Cola Company, or other related companies.

Normal Retirement. A retired participant may begin receiving his or her normal retirement benefits at normal retirement age. A participant’s normal retirement age under the Pension Plan is based on the year in which the participant was born, as follows: before 1938—age 65; between 1938 and 1954—age 66; and after 1954—age 67. Mr. Kline is the only named executive officer who had reached normal retirement age by December 31, 2006.

Early Retirement. A retired participant who is age 55 may begin receiving Pension Plan benefits that are reduced by 6.67% for each of the first five years, and 3.34% for each additional year, that a participant’s benefit commencement date precedes his or her normal retirement date. Messrs. Culhane and Higgins are the only named executive officers who were eligible during 2006 to retire and receive an early retirement benefit.

Forms of Benefit. The Pension Plan’s normal retirement benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is an annuity paid to the participant for the remainder of his or her life, with payments of 50% of the amount that was being paid to the participant paid to the participant’s surviving spouse. In lieu of the normal form of benefit, the participant may elect from among other annuity forms of benefit that are intended to be actuarially equivalent to a normal retirement benefit.

Executive Pension Plan. Our named executive officers also participate in the Coca-Cola Enterprises Executive Pension Plan (the “Executive Plan”), a nonqualified defined benefit pension plan designed to provide pension benefits that cannot be provided under the Pension Plan due to Internal Revenue Code limits on qualified plans. Except as noted below, the material terms of the Executive Plan are the same as those of the Pension Plan.

Benefit Formula. The Executive Plan provides a benefit equal to the participant’s years of benefit service multiplied by:

•	1.15% of final average earnings (the Pension Plan formula), plus

•	0.25% of the portion of final average earnings that exceeds the Social Security wage base in effect for the year in which the participant terminates employment.

This benefit amount is then reduced by the Pension Plan benefit earned by the participant.

Benefit service is determined in the same manner as under the Pension Plan, except that the company may grant additional service, as described below. In certain severance situations, participants are also credited with benefit service equal to the number of months, if any, used to calculate their severance payments (but such severance payments are not included for purposes of determining final average earnings).

Although we are not required to limit the benefits payable under the Executive Plan, the maximum annual combined benefit amount under the Pension and Executive Plans is three times the annual benefit limit under the Pension Plan in the year the executive begins receiving his or her pension benefits. For 2006, the maximum benefit under the two plans was $525,000; for 2007, the maximum benefit will be $540,000.

Final Average Earnings. A participant’s final average earnings amount is calculated in the same manner as for the Pension Plan, except that considered compensation:

•	includes compensation above the limits under the Pension Plan that are imposed by law; and
•	includes any amounts deferred by the participant under any company-sponsored nonqualified deferred compensation plan.

Normal Retirement. Benefits under the Executive Plan are payable at age 65, which is sooner than the Pension Plan normal retirement age for participants born after 1937. Mr. Kline is the only named executive officer who had reached the Executive Plan’s normal retirement age by December 31, 2006.

Early Retirement. If a participant retires after attaining age 55, but before attaining age 65, his or her Executive Plan benefit will be reduced by 1.5% for each of the first five years, and 5% for each additional year, that a participant’s benefit commencement date precedes his or her sixty-fifth birthday. Messrs. Higgins and Culhane are the only named executive officers who were eligible during 2006 to retire and receive an early retirement benefit under the Executive Plan.

Forms of Benefit. Executive Plan benefits are paid in the same form as the form of benefit the participant elected for his or her Pension Plan benefit.

Non-Compete Agreement. In order to receive Executive Plan benefits, a participant must agree not to accept employment with a competitor of the company for two years after his or her employment with the company terminates.

Policies Regarding Grants of Additional Service Credit. The company may grant additional years of benefit and/or vesting service to Executive Plan participants. Any such grants of additional service for an executive officer must be approved by the Compensation Committee. As noted in the table below, Messrs. Brock and Kline are the only named executive officers who have been granted additional benefit and/or vesting service.

The table below shows the present value of the accumulated benefits payable to each of the named executive officers, together with the number of years of benefit service credited to each officer, under each of the Pension Plan and the Executive Plan as of September 30, 2006. These values were determined using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements. None of the named executive officers received payments under these plans during 2006.

Name	Plan Name(1)	Number of Years Credited Service (#)(2)		Present Value of Accumulated Benefit ($)(2),(3)
John F. Brock	Pension Plan	0.0000	(4)	$0	(4)
	Executive Plan	1.5000	(5)	60,876	(6)

William W. Douglas III	Pension Plan	2.2500		13,436
	Executive Plan	2.2500		37,291

John J. Culhane	Pension Plan	5.0000		85,380
	Executive Plan	5.0000		226,938

Shaun B. Higgins(7)	Pension Plan	15.0000		186,479
	Executive Plan	15.0000		701,863

Terrance M. Marks	Pension Plan	19.5833		116,488
	Executive Plan	19.5833		317,860

Vicki R. Palmer	Pension Plan	23.5000		274,742
	Executive Plan	23.5000		728,415

Lowry F. Kline	Pension Plan	10.0833		240,349
	Executive Plan	14.7500	(8)	3,689,056	(8)

(1)        For purposes of allocating the accrued benefit between the Pension Plan and the Executive Plan, we used the Internal Revenue Code’s limits applicable to the Pension Plan that were in effect in 2006.

(2)        Credited service and present value of accumulated benefits amounts were determined as of September 30, 2006, which is the pension plan measurement date for financial statement reporting purposes.

(3)        The present value of accumulated benefits was determined by using a discount rate of 6.125% and the 1994 Uninsured Pensioners Mortality table for males and females and by reducing benefits under the Employees’ Pension Plan to age 65 using the plans’ early reduction factors. These are the same assumptions as used for determining our year-end U.S. pension plan obligations disclosed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)        Amounts shown do not reflect the 0.5 years of credited service and $7,440 benefit Mr. Brock would have accrued under the Pension Plan if he had been a participant in that plan as of September 30, 2006. Mr. Brock will not become a participant in that plan until May 1, 2007. Mr. Brock will not be vested in his benefit under the Pension Plan until June 2011.

(5)        Pursuant to the terms of his employment agreement, Mr. Brock began participating in the Executive Plan upon his employment with the company. Provided that he completes five years of actual service, Mr. Brock will be awarded two additional years of benefit service under the Executive Plan for each of his first five years of actual service. If he fails to complete five years of service as a result of his death, disability, or termination of employment under conditions that make him eligible for severance payments under the terms of his employment agreement, he will be awarded two additional months of benefit service under the Executive Plan for each month of actual service, and his benefit under that plan will be vested at that time. This additional service increased the present value of Mr. Brock’s accumulated benefit under the Executive Plan as of September 30, 2006 by $40,584.

(6)        The accumulated benefit amount includes $7,440 of benefit that Mr. Brock would have accrued under the Pension Plan if he had been a participant in that plan as of September 30, 2006. Due to the manner in which benefits under the Pension Plan and the Executive Plan are coordinated, had Mr. Brock actually been (and after he becomes) a participant in the Pension Plan, the accrued benefit amount under that plan would have been (will be) “offset” against his benefit under the Executive Plan.

(7)        Mr. Higgins was employed by Coca-Cola Beverages in Canada prior to its becoming our subsidiary. Mr. Higgins earned an annual pension benefit, payable at age 65, of $83,807 during his tenure with the Canadian bottler. Under the terms of the Canadian subsidiary’s plan, Mr. Higgins is entitled to commence these benefits while employed by the company, but he has declined to do so. This benefit is in addition to the pension benefit Mr. Higgins has earned under the pension plans listed above.

(8)        Upon his employment with the company in 1996, Mr. Kline was granted 4.1667 years of benefit credit under the Executive Plan to reflect his service to the company as a non-employee officer. This additional service increased the present value of his accumulated benefit under the Executive Plan as of September 30, 2006 by $1,431,633.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation Plan. The company’s nonqualified supplemental savings plan (the “Supplemental Plan”) allows participants to defer up to 70% of their regular pay and MIP awards on a before-tax basis.

Matching Contributions. A highly compensated employee is not permitted to contribute more than 7% of his or her eligible compensation to the company’s 401(k) plan. A participant’s Supplemental Plan contributions are credited with company matching contributions, but only to the extent that those contributions would have been matched under the company’s 401(k) plan if not for the 7% limit.

Forms of Benefit. Supplemental Plan distributions may commence only following separation from service or, if later, a specified age. A participant may elect to have his or her account paid in a single lump-sum payment or in annual installments over a period certain or for specified life expectancies.

Stock Deferral Plan. Prior to 2005, the company maintained a non-qualified deferred compensation plan under which certain highly compensated employees could defer income that would otherwise have been received upon the exercise of stock options or the vesting of restricted stock awards. Any gains deferred under this plan were recorded in a plan account as deferred stock credits that were deemed to be invested in the company’s common stock.

Since January 2006, the stock deferral plan has not permitted further deferrals because of the limitations imposed by Internal Revenue Code Section 409A, which governs non-qualified deferred compensation. During 2006, Mr. Kline was the only named executive officer with a balance under this plan. Under the plan, Mr. Kline’s share balance has been increased each fiscal quarter by an amount equal to the dividends that he would have received had he held the same number of actual shares. Each year, these dividend-equivalent credits, which are payable in cash following retirement, are increased by an amount equal to the annual rate equivalent to the weighted-average prime lending rate of SunTrust Bank, Atlanta for the year. For 2006, this rate exceeded 120% of the long-term applicable federal rate and resulted in preferential earnings of $4,536 on Mr. Kline’s cash balance in the stock deferral plan. Pursuant to the terms of this plan and based on his retirement from the company on December 31, 2006, Mr. Kline’s balance will be distributed to him in 2007.

Mr. Higgins’s Vested Deferred Stock Units. In conjunction with Mr. Higgins’s assumption in 2005 of duties as president of our European group, the Compensation Committee approved the vesting of 130,000 deferred stock units awarded to him under a special 2005 award, the payment for which will be deferred until the earlier of his retirement or April 2008. These deferred stock units are credited with dividend equivalents as if the units were actual shares of company stock; such accrued dividend equivalents will be paid to Mr. Higgins in cash when he receives payment for the stock units.

Summary Table for Nonqualified Deferred Compensation. The table below summarizes the Supplemental Plan contributions made by the named executive officers and the company during 2006. The table also shows the aggregate earnings credited to the executives during 2006 under the nonqualified deferred compensation arrangements described above, as well as the executives’ aggregate balances under such arrangements as of December 31, 2006. None of the named executive officers received payments under these arrangements during 2006.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
John F. Brock	—	—	—	—
William W. Douglas III	—	—	—	—
John J. Culhane	—	—	—	—
Shaun B. Higgins(4)	$132,550	$12,537	$176,710	$3,989,886
Terrance M. Marks	66,060	10,392	85,904	599,113
Vicki R. Palmer	12,516	3,075	46,649	447,669
Lowry F. Kline(5)	—	—	149,783	11,278,106

(1)        Executive contribution amounts that relate to salary deferrals are included in the “Salary” column of the Summary Compensation Table above. Executive contribution amounts that relate to bonus deferrals were included in the “Bonus” column of our 2006 proxy.

(2)        All company contributions shown are included in the “Other Compensation” column of the Summary Compensation Table above.

(3)        A participant’s account under the company’s Supplemental Plan is deemed to be invested in the investment options selected by the participant from among hypothetical investment options that are the same as those available under the company’s 401(k) plan. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation. As noted in footnote 4 following the Summary Compensation Table above, however, Mr. Kline’s stock deferral plan account was credited with $4,536 of preferential earnings, which amount is included in the aggregate earnings amount shown above.

(4)        Mr. Higgins’s account is credited with 130,000 vested deferred stock units that will be distributed to him, in shares of company stock, upon the earlier of April 30, 2008 or the month following the six-month anniversary of his retirement. The amounts shown for Mr. Higgins include the following amounts with respect to those deferred stock units: aggregate earnings of $31,200 (the value of dividend equivalents credited during 2006); and aggregate balance of $2,701,400 (the value of the deferred stock units—using the company’s stock price as of December 31, 2006 ($20.42)—and the cumulative dividend equivalents that have been credited on the deferred stock units through December 31, 2006). The remainder of the aggregate earnings and balance amounts shown for Mr. Higgins reflect the hypothetical earnings credited to Mr. Higgins’s Supplemental Plan account during 2006 ($145,510) and his December 31, 2006 Supplemental Plan account balance ($1,288,486).

(5)        Mr. Kline was the only named executive officer who participated in the company’s stock deferral plan (which is described in the narrative preceding this table) during 2006. The amounts shown for Mr. Kline include the following amounts with respect to the stock deferral plan: aggregate earnings of $146,405 (the value of dividend equivalents and interest credited during 2006); and aggregate balance of $11,231,313 (the value of 534,040 shares of company stock—using the company’s stock price as of December 31, 2006 ($20.42)—and the cumulative dividends and interest earned on those shares through December 31, 2006). The remainder of the aggregate earnings and balance amounts shown for Mr. Kline reflect the hypothetical earnings credited to Mr. Kline’s Supplemental Plan account during 2006 ($3,378) and his December 31, 2006 Supplemental Plan account balance ($46,792).

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the estimated amount of additional compensation and benefits that would be paid or accrue to each of the named executive officers in the event of the following hypothetical scenarios, if applicable:

•	a change in control of the company (without a corresponding termination of the executives’ employment);

•	involuntary or constructive (“good reason”) termination;

•	voluntary termination;

•	termination within two years after a change in control;

•	disability; and

•	death.

Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred.

Executive Severance Guidelines. During 2005, the Compensation Committee adopted guidelines to be considered in providing severance benefits to the company’s executive and senior officers (the “Guidelines”). The Guidelines remained in effect until February 2007, when the Compensation Committee adopted an executive severance plan, as discussed in the Compensation Discussion and Analysis section above.

The Guidelines were intended to provide a framework for consistent severance packages for executive officers in cases of involuntary termination without “cause” or voluntary termination for “good reason” (as such terms are defined in the Guidelines). An executive’s receipt of severance payments or benefits under the Guidelines was conditioned upon his or her execution of a release of claims and non-competition agreement.

Severance Pay. The Guidelines provided for the following severance payments:

•	A payment based on the officer’s years of service with the company or related companies, as follows:

Years of Service	Severance Pay
10 or more	2 years of salary and 2 annual bonus awards (at target)

At least 2, but less than 10	1 1/2 years of salary and 1 1/2 annual bonus awards (at target)

Less than 2	1 year of salary and 1 annual bonus award (at target)

•	A payment equal to the pro-rated annual bonus (based on actual performance results) that would have been payable for the year of his or her termination.

•

If the officer was not eligible for the company’s retiree medical plan at the time of termination, a payment that approximated the difference between the contributions required for health benefit coverage under COBRA and the contributions required of active employees.

Treatment of Equity. Under the Guidelines, restricted stock could be vested to the extent of, or following, attainment of all performance requirements to vesting, and unvested stock options could be vested and option exercise periods could be extended. Equity awards made in 2006 were excluded from the Guidelines because the award documents addressed the intended effect of termination on the awards.

Coordination of Guidelines with Governing Documents. To the extent that severance benefits provided under the Guidelines provided for more generous benefits than the terms of applicable equity grant documents, plan documents, or agreements, the provisions of the Guidelines controlled. The following paragraphs summarize the relevant underlying documents (to the extent they could differ from the payments or benefits provided in 2006 under the Guidelines).

Mr. Brock’s Employment Agreement. As noted in the “Employment Agreement” section of the narrative following the Summary Compensation Table above, Mr. Brock is the only executive officer with an employment agreement. The agreement provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason within two years following a change in control, his unvested stock options will become immediately vested and be exercisable for five years or until the options’ expiration date, whichever is earlier.

The agreement also provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason during his first five years of employment:

•

he will receive severance benefits equal to two years of salary and two annual bonus awards (at target) (these severance benefits are subject to a pro-rata reduction for each month between the fifth and seventh years of his employment);

•	his 2006 and 2007 restricted stock units are subject to pro-rata vesting (based on the number of months that have elapsed during the vesting period, plus an additional twenty-four months); and

•	his 2006 and 2007 stock options will be vested to the extent that the service conditions would have been met within the twenty-four months following his termination, and the vested options may be exercised for prescribed time periods (which vary, based on termination event).

If Mr. Brock’s employment is terminated for other reasons (e.g., for cause, death, disability, or voluntarily without good reason), any unvested options will be forfeited upon his termination, but his vested options may be exercised for prescribed time periods (which vary, based on termination event) following termination.

Mr. Brock’s severance benefits will also include an amount intended to approximate the difference between the cost of health coverage under COBRA and the cost of active-employee coverage under the company’s health plan.

Additionally, although the term of Mr. Brock’s initial options is ten years (assuming continued employment), the following post-termination option vesting conditions and exercise periods (measured from the date of termination) apply:

Termination Event	Conditions/Time Limits
Death, disability, or retirement after 5 years of service with the company	• Unvested options will vest if performance conditions are met within 5 years from date of termination • Vested options may be exercised until April 25, 2016

Termination with severance benefits

•      Unvested options will vest if performance conditions are met within the later of 3 years from termination date or 5 years from grant date

•      Vested options may be exercised until the earlier of 5 years from termination date or April 25, 2016

Voluntary termination without severance

•      Options for which service conditions have not been met will be forfeited

•      Options for which service conditions have been met: 1 year from termination date to meet 25% price appreciation condition and 2 years from termination date to meet 50% price appreciation condition

•      Vested options remain exercisable until earlier of 3 years from termination date or April 25, 2016

Termination for cause	• Unvested options will be forfeited and unexercised, vested options will expire on date of termination

If Mr. Brock is terminated involuntarily without “cause” or terminates his employment for “good reason” within two years following a change in control, any unvested stock options will vest immediately and become exercisable until the earlier of five years following the change in control or April 25, 2016, and any unvested restricted stock will vest immediately. For purposes of Mr. Brock’s agreement:

•

“Cause” means willful or gross misconduct that is materially detrimental to the company, a willful act of personal dishonesty or fraud committed against the company, or conviction of a felony, except for a conviction related to vicarious liability based solely on Mr. Brock’s position with the company, provided that he had no involvement in actions leading to such liability or had acted upon the advice of the company’s counsel.

•

“Good reason” means Mr. Brock’s demotion or diminution of duties, responsibilities, and status; a material reduction in his base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or relocation of his principal office more than 50 miles from Atlanta, unless such relocation is closer to his primary residence, or outside the company’s corporate headquarters.

Stock Option Awards.

2006 Awards. The 2006 annual stock option awards provide for the following vesting treatment:

Termination Event	Vesting Treatment of Unvested Options
Involuntary termination without cause or voluntary termination with good reason (“Severance Termination”) within two years after a change in control	100% vesting

Severance Termination	Vested to the same extent they would have been had the grantee remained employed for two years following his or her actual termination date

Death, disability, or retirement at or after age 55 if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”)	100% vesting

Other	Forfeiture

Upon a named executive officer’s termination of employment with the company, any unvested options will be forfeited, but any vested options may be exercised as described in the following chart:

Termination Event	Exercise Period (until earlier of August 3, 2016 or . . . )

Termination within two years following a change in control	August 3, 2016

Severance Termination	24 months after termination

Retirement after age 55 and eligible for pension benefit	48 months after termination

Death or disability	36 months after death or termination due to disability

Other	6 months after termination

Pre-2006 Awards. Stock option awards that were granted prior to 2006 generally provide that options vest and remain exercisable for the duration of their original term upon a change in control of the company or the grantee’s death, disability, or Rule of 75 Retirement.

Event	Vesting Treatment of Unvested Options
Change in control, death, disability, or Rule of 75 Retirement	100% vesting

Other	Forfeiture

A grantee’s vested options may be exercised for the following prescribed time periods following termination:

Termination Event	Exercise Period (After Date of Termination)
Death, disability, or retirement	5 years

Other	6 months

Restricted Stock and Restricted Stock Unit Awards.

2006 Awards. If a named executive officer’s employment with the company or an affiliated company terminates before his or her 2006 restricted stock unit award has vested, the following terms apply:

Termination Event	Applicable Terms
Death, disability, Severance Termination, or Rule of 75 Retirement before the service condition is met	Service condition will be waived pro-rata but the performance condition must still be met for RSUs to vest

Death, disability, Severance Termination, or Rule of 75 Retirement after the service condition is met	100% of RSUs will vest on the date the performance condition is met

Severance Termination within two years of a change in control	100% of RSUs will vest and performance conditions will be waived

Reasons other than death, disability, Severance Termination, or Rule of 75 Retirement	RSUs will be forfeited on the termination date

Pre-2006 Awards. Restricted stock and restricted stock unit awards that were granted prior to 2006 generally provide that the stock or units vest, and any otherwise applicable performance conditions are deemed to have been satisfied, upon a change in control of the company or the grantee’s death or disability.

Mr. Kline’s Retirement. In connection with his retirement, which was effective December 31, 2006, Mr. Kline entered into a consulting and non-competition agreement with the company, which calls for him to provide consulting services to the company and its senior management. Mr. Kline does not receive any cash remuneration for his consulting services under the agreement. However, pursuant to the terms of Mr. Kline’s 2003 and 2004 restricted stock awards, those awards will continue to vest as long as Mr. Kline continues to provide consulting services under the agreement. See the “Relationships and Transactions with Management and Others” section of the proxy for additional information concerning Mr. Kline’s consulting agreement.

Mr. Kline’s retirement qualified as a Rule of 75 Retirement (as described above); accordingly, 66,667 of his stock options, which were otherwise unvested, became vested on December 31, 2006. Those options had no intrinsic value as of December 31, 2006 (based on the December 31, 2006 share price of $20.42).

Termination Scenario Summary Tables. The amounts shown in the tables below assume that the noted triggering event (termination or change in control, as applicable) occurred on December 31, 2006. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

John F. Brock

	Payment Type
Scenario Type	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(4)	Additional Pension Benefit Accrual(5)	Total
Involuntary/Constructive Termination	$4,962,256	(1)	$0	(2)	$0	$137,018	$5,099,274
Change in Control (Termination Required within 2 Years)	4,962,256	(1)	3,748,091	(3)	0	137,018	8,847,365
Death	0		0	(2)	0	137,018	137,018
Disability	0		0	(2)	0	137,018	137,018

(1)        Amount shown is equal to two times the sum of Mr. Brock’s base salary as of December 31, 2006 and his 2006 target bonus, plus $12,256 to mitigate increased health benefit costs under COBRA.

(2)        Although Mr. Brock’s involuntary or constructive termination would have caused the waiver of service conditions to vesting for 110,557 of his otherwise unvested restricted stock units, there would have been no acceleration of vesting because the performance conditions with respect to those units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Brock with respect to such units. However, if the performance conditions were to be satisfied prior to August 3, 2010, Mr. Brock would be entitled to receive shares with respect to those units on the date the performance condition is satisfied.

(3)        Amount shown reflects the value of 183,550 restricted stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions would have been waived, in the event of Mr. Brock’s termination on December 31, 2006 within two years of a change in control of the company.

(4)        Mr. Brock’s stock options that were otherwise unvested at December 31, 2006 would have vested and been subject to performance conditions, if any, pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mr. Brock’s unvested options had intrinsic value (i.e., none had an exercise price that was less than the December 31, 2006 share price of $20.42).

(5)        Amount shown reflects Mr. Brock’s incremental pension benefit resulting from crediting him with the enhanced benefit service described in the “Employment Agreement” section of the narrative following the Summary Compensation Table above. The amount shown reflects Mr. Brock’s entire benefit because, as of December 31, 2006, he would not have been vested in any pension benefit if not for the pension provisions of his employment agreement.

William W. Douglas III

	Payment Type
Scenario Type	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(5)	Additional Pension Benefit Accrual		Total
Involuntary/Constructive Termination	$1,731,035	(1)	$255,250	(2)	$0	$50,126	(6)	$2,036,411
Change in Control (No Termination)	0		1,715,280	(3)	0	0		1,715,280
Change in Control (Termination Required within 2 Years)	1,731,035	(1)	2,747,001	(4)	0	50,126	(6)	4,528,162
Death	0		1,715,280	(3)	0	0		1,715,280
Disability	0		1,715,280	(3)	0	0		1,715,280

(1)        Amount shown is equal to two times the sum of Mr. Douglas’s base salary as of December 31, 2006 and his 2006 target bonus, plus $11,035 to mitigate increased health benefit costs under COBRA.

(2)        Amount shown reflects the value of 12,500 shares of Mr. Douglas’s restricted stock (at the December 31, 2006 share price of $20.42), which would have vested upon his involuntary or constructive termination, and with respect to which the applicable performance conditions had previously been satisfied. Although Mr. Douglas’s involuntary or constructive termination would have caused the waiver of service conditions to vesting for an additional 75,650 of his otherwise unvested shares of restricted stock and stock units, there would have been no acceleration of vesting because the performance conditions with respect to those shares and units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Douglas with respect to such shares and units. However, if the performance conditions were to be satisfied prior to the applicable deadline, if any, Mr. Douglas would be entitled to receive shares with respect to those shares and units on the date the performance condition is satisfied.

(3)         Amount shown reflects the value of 84,000 shares of restricted stock (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, upon Mr. Douglas’s death or disability or a change in control of the company.

(4)        Amount shown reflects the value of 134,525 shares of restricted stock and stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, in the event of Mr. Douglas’s termination on December 31, 2006 within two years of a change in control of the company.

(5)        Mr. Douglas’s stock options that were otherwise unvested at December 31, 2006 would have vested pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mr. Douglas’s unvested options had intrinsic value (i.e., none have exercise prices that are less than the December 31, 2006 share price of $20.42).

(6)        Amount shown reflects Mr. Douglas’s incremental pension benefit resulting from crediting him with an additional two years of benefit service as prescribed by the Executive Severance Guidelines described in the narrative preceding these tables.

John J. Culhane

	Payment Type
Scenario Type	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(6)	Additional Pension Benefit Accrual		Total
Involuntary/Constructive Termination	$1,696,000	(1)	$1,582,550	(2)	$0	$134,912	(7)	$3,413,462
Change in Control (No Termination)	0		2,960,900	(3)	0	0		2,960,900
Change in Control (Termination Required within 2 Years)	1,696,000	(1)	3,585,752	(4)	0	134,912	(7)	5,416,664
Voluntary Termination	0		0	(5)	0	0		0
Death	0		2,960,900	(3)	0	0		2,960,900
Disability	0		2,960,900	(3)	0	0		2,960,900

(1)        Amount shown is equal to two times the sum of Mr. Culhane’s base salary as of December 31, 2006 and his 2006 target bonus.

(2)        Amount shown reflects the value of 77,500 shares of Mr. Culhane’s restricted stock (at the December 31, 2006 share price of $20.42), which would have vested upon his involuntary or constructive termination, and with respect to which the applicable performance conditions had previously been satisfied. Although Mr. Culhane’s involuntary or constructive termination would have caused the waiver of service conditions to vesting for an additional 70,014 of his otherwise unvested shares of restricted stock and stock units, there would have been no acceleration of vesting because the performance conditions with respect to those shares and units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Culhane with respect to such units. However, if the performance conditions were to be satisfied prior to the applicable deadline, if any, Mr. Culhane would be entitled to receive shares with respect to those shares and units on the date the performance condition is satisfied.

(3)        Amount shown reflects the value of 145,000 shares of restricted stock (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, upon Mr. Culhane’s death or disability or a change in control of the company.

(4)        Amount shown reflects the value of 175,600 shares of restricted stock and restricted stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, in the event of Mr. Culhane’s termination on December 31, 2006 within two years of a change in control of the company.

(5)        Although Mr. Culhane’s voluntary retirement would have resulted in the waiver of service conditions to vesting for 2,514 of his otherwise unvested restricted stock units (because he had satisfied the criteria for a Rule of 75 Retirement as of December 31, 2006), there would have been no acceleration of vesting because the performance conditions with respect to those units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Culhane with respect to such units. However, if the performance conditions were to be satisfied prior to August 3, 2010, Mr. Culhane would be entitled to receive shares with respect to those units on the date the performance condition is satisfied.

(6)        Mr. Culhane’s stock options that were otherwise unvested at December 31, 2006 would have vested pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mr. Culhane’s unvested options had intrinsic value (i.e., none have exercise prices that are less than the December 31, 2006 share price of $20.42).

(7)        Amount shown reflects Mr. Culhane’s incremental pension benefit resulting from crediting him with an additional two years of benefit service as prescribed by the Executive Severance Guidelines described in the narrative preceding these tables.

Shaun B. Higgins

	Payment Type
Scenario Type	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(6)	Additional Pension Benefit Accrual		Total
Involuntary/Constructive Termination	$2,080,000	(1)	$2,042,000	(2)	$0	$125,026	(7)	$4,247,026
Change in Control (No Termination)	0		2,450,400	(3)	0	0		2,450,400
Change in Control (Termination Required within 2 Years)	2,080,000	(1)	3,137,533	(4)	0	125,026	(7)	5,342,559
Voluntary Termination	0		0	(5)	0	0		0
Death	0		2,450,400	(3)	0	0		2,450,400
Disability	0		2,450,400	(3)	0	0		2,450,400

(1)        Amount shown is equal to two times the sum of Mr. Higgins’s base salary as of December 31, 2006 and his 2006 target bonus.

(2)        Amount shown reflects the value of 100,000 of Mr. Higgins’s restricted stock units (at the December 31, 2006 share price of $20.42), which would have vested upon his involuntary or constructive termination, and with respect to which the applicable performance conditions had previously been satisfied. Although Mr. Higgins’s involuntary or constructive termination also would have caused the waiver of service conditions to vesting for an additional 22,764 of his otherwise unvested restricted stock units, there would have been no acceleration of vesting because the performance conditions with respect to those units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Higgins with respect to such units. However, if the performance conditions were to be satisfied prior to the applicable deadline, if any, Mr. Higgins would be entitled to receive shares with respect to those units on the date the performance condition is satisfied.

(3)        Amount shown reflects the value of 120,000 restricted stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been deemed to have been satisfied, upon Mr. Higgins’s death or disability or a change in control of the company.

(4)        Amount shown reflects the value of 153,650 shares of restricted stock and restricted stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, in the event of Mr. Higgins’s termination on December 31, 2006 within two years of a change in control of the company.

(5)        Although Mr. Higgins’s voluntary retirement would have resulted in the waiver of service conditions to vesting for 2,764 of his otherwise unvested restricted stock units (because he had satisfied the criteria for a Rule of 75 Retirement as of December 31, 2006), there would have been no acceleration of vesting because the performance conditions with respect to those shares and units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Higgins with respect to such units. However, if the performance conditions were to be satisfied prior to August 3, 2010, Mr. Higgins would be entitled to receive shares with respect to those units on the date the performance condition is satisfied.

(6)        Mr. Higgins’s stock options that were otherwise unvested at December 31, 2006 would have vested pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mr. Higgins’s unvested options had intrinsic value (i.e., none have exercise prices that are less than the December 31, 2006 share price of $20.42).

(7)        Amount shown reflects Mr. Higgins’s incremental pension benefit resulting from crediting him with an additional two years of benefit service prescribed by the Executive Severance Guidelines described in the narrative preceding these tables.

Terrance M. Marks

Scenario Type	Payment Type
	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(5)	Additional Pension Benefit Accrual		Total
Involuntary/Constructive Termination	$2,091,035	(1)	$949,530	(2)	$0	$48,643	(6)	$3,089,208
Change in Control (No Termination)	0		3,236,570	(3)	0	0		3,236,570
Change in Control (Termination Required within 2 Years)	2,091,035	(1)	4,486,785	(4)	0	48,643	(6)	6,626,463
Death	0		3,236,570	(3)	0	0		3,236,570
Disability	0		3,236,570	(3)	0	0		3,236,570

(1)        Amount shown is equal to two times the sum of Mr. Marks’s base salary as of December 31, 2006 and his 2006 target bonus, plus $11,035 to mitigate increased health benefit costs under COBRA.

(2)        Amount shown reflects the value of 46,500 shares of Mr. Marks’s restricted stock (at the December 31, 2006 share price of $20.42), which would have vested upon his involuntary or constructive termination, and with respect to which the applicable performance conditions had previously been satisfied. Although Mr. Marks’s involuntary or constructive termination would have caused the waiver of service conditions to vesting for an additional 117,029 of his otherwise unvested shares of restricted stock and stock units, there would have been no acceleration of vesting because the performance conditions with respect to those shares and units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mr. Marks with respect to such shares and units. However, if the performance conditions were to be satisfied prior to the applicable deadline, if any, Mr. Marks would be entitled to receive shares with respect to those shares and units on the date the performance condition is satisfied.

(3)        Amount shown reflects the value of 158,500 shares of restricted stock (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, upon Mr. Marks’s death or disability or a change in control of the company.

(4)        Amount shown reflects the value of 219,725 shares of restricted stock and stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, in the event of Mr. Marks’s termination on December 31, 2006 within two years of a change in control of the company.

(5)        Mr. Marks’s stock options that were otherwise unvested at December 31, 2006 would have vested pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mr. Marks’s unvested options had intrinsic value (i.e., none have exercise prices that are less than the December 31, 2006 share price of $20.42).

(6)        Amount shown reflects Mr. Marks’s incremental pension benefit resulting from crediting him with an additional two years of benefit service as prescribed by the Executive Severance Guidelines described in the narrative preceding these tables.

Vicki R. Palmer

Scenario Type	Payment Type
	Cash		Accelerated Restricted Stock		Intrinsic Value of Accelerated Options(5)	Additional Pension Benefit Accrual		Total
Involuntary/Constructive Termination	$1,731,035	(1)	$2,603,550	(2)	$0	$91,880	(6)	$4,426,465
Change in Control (No Termination)	0		3,359,090	(3)	0	0		3,359,090
Change in Control (Termination Required within 2 Years)	1,731,035	(1)	4,140,461	(4)	0	91,880	(6)	5,963,376
Death	0		3,359,090	(3)	0	0		3,359,090
Disability	0		3,359,090	(3)	0	0		3,359,090

(1)        Amount shown is equal to two times the sum of Mrs. Palmer’s base salary as of December 31, 2006 and her 2006 target bonus, plus $11,035 to mitigate increased health benefit costs under COBRA.

(2)        Amount shown reflects the value of 127,500 shares of Mrs. Palmer’s restricted stock (at the December 31, 2006 share price of $20.42), which would have vested upon her involuntary or constructive termination, and with respect to which the applicable performance conditions had previously been satisfied. Although Mrs. Palmer’s involuntary or constructive termination would have caused the waiver of service conditions to vesting for an additional 40,143 of her otherwise unvested shares of restricted stock and stock units, there would have been no acceleration of vesting because the performance conditions with respect to those shares and units had not been satisfied as of December 31, 2006. As a result, no shares would have been delivered to Mrs. Palmer with respect to such shares and units. However, if the performance conditions were to be satisfied prior to the applicable deadline, if any, Mrs. Palmer would be entitled to receive shares with respect to those shares and units on the date the performance condition is satisfied.

(3)        Amount shown reflects the value of 164,500 shares of restricted stock (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, upon Mrs. Palmer’s death or disability or a change in control of the company.

(4)        Amount shown reflects the value of 202,765 shares of restricted stock and stock units (at the December 31, 2006 share price of $20.42), which would have vested, and with respect to which the applicable performance conditions had previously been satisfied or would have been waived, in the event of Mrs. Palmer’s termination on December 31, 2006 within two years of a change in control of the company.

(5)        Mrs. Palmer’s stock options that were otherwise unvested at December 31, 2006 would have vested pursuant to the terms of the applicable governing documents described in the narrative preceding these summary tables for the applicable scenario type. However, as of December 31, 2006, none of Mrs. Palmer’s unvested options had intrinsic value (i.e., none have exercise prices that are less than the December 31, 2006 share price of $20.42).

(6)        Amount shown reflects Mrs. Palmer’s incremental pension benefit resulting from crediting her with an additional two years of benefit service as prescribed by the Executive Severance Guidelines described in the narrative preceding these tables.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans in existence at December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	49,003,250	(1)	$24.67	28,036,716	(2)(3)
Equity compensation plans not approved by security holders	62,750	(4)	$38.56	1,613,182	(5)(6)
Total	49,066,000		$24.69	29,649,898

(1)        Shares issuable pursuant to outstanding options under the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Stock Option Plan, and the 2004 Stock Award Plan.

(2)        The number of shares of our common stock specified represents those issuable pursuant to future awards under the 2001 Stock Option Plan, the 2001 Restricted Stock Award Plan, and the 2004 Stock Award Plan.

(3)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•

Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective January 1, 2005), shares are issued only to the extent that a participant’s deferred compensation account was credited with phantom stock. This plan will terminate on February 17, 2014, unless extended by our board and approved by the shareowners. For a description of the material terms of this plan, see “The Board of Directors—Compensation of Directors.”

•

Under the Coca-Cola Enterprises Ltd. UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer.

Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•

Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer.

Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)        Shares issuable pursuant to outstanding options under the 1997 Directors’ Stock Option Plan.

(5)        The number of shares of our common stock specified represents those issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective January 1, 2005), which was not submitted to the shareowners for approval. Under this plan, deferred compensation accounts of certain highly compensated and management employees were credited with phantom stock only to the extent the employee deferred gains upon exercise of an option or surrendered shares of unvested restricted stock. Prior to April 2004, phantom stock was credited to the account of certain European employees under this plan, but distributions will be made from a shareowner-approved restricted stock plan. Effective January 1, 2005, no further phantom stock credits were permitted to be made under this plan.

(6)        The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•

Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have amounts credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (currently 25% of the employee’s deferrals, up to 7% of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•

Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees’ accounts are credited with a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

•

We also sponsor employee share purchase plans in the United States and other jurisdictions. Under these plans, we do not make contributions towards employee share purchases, but rather facilitate the acquisition of shares in a cost-efficient manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership by and Director Relationships with The Coca-Cola Company

The Coca-Cola Company is our largest shareowner, owning as of February 20, 2007 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 35.2% of our outstanding common stock. In addition, two of our twelve current directors are executive officers of The Coca-Cola Company.

Transactions with The Coca-Cola Company

We are a marketer, producer, and distributor of principally Coca-Cola products, with approximately 93% of our sales volume consisting of sales of The Coca-Cola Company products. Our license arrangements with The Coca-Cola Company are governed by licensing territory agreements. From time to time, the terms and conditions of programs with The Coca-Cola Company are modified upon mutual agreement of both parties.

The following table summarizes the transactions with The Coca-Cola Company that directly affected our Consolidated Statement of Operations for the year ended December 31, 2006 (in millions):

2006
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$415
Dispensing equipment repair services	74
Other transactions	125

Total	$614

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water and juice	$(4,603)
Purchases of sweeteners	(274)
Purchases of finished products	(821)
Marketing support funding earned	470
Cold drink equipment placement funding earned	104

Total	$(5,124)

Amounts affecting selling, delivery, and administrative expenses:	$16

Fountain Syrup and Packaged Product Sales

We sell fountain syrup to The Coca-Cola Company in certain territories and deliver this syrup to certain major fountain accounts of The Coca-Cola Company. We will, on behalf of The Coca-Cola Company, invoice and collect amounts receivable for these fountain sales. We also sell bottle and can products to The Coca-Cola Company at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products

We purchase syrup, concentrate, mineral water, and juice from The Coca-Cola Company to produce, package, distribute, and sell The Coca-Cola Company products under licensing agreements. These licensing agreements give The Coca-Cola Company complete discretion to set prices of syrup and concentrate. Pricing of mineral water is based on contractual arrangements with The Coca-Cola Company. We also purchase finished products and fountain syrup from The Coca-Cola Company for sale within certain of our territories and have an agreement with The Coca-Cola Company to purchase from them substantially all our requirements for sweeteners in the United States.

Marketing Support Funding Earned and Other Arrangements

We and The Coca-Cola Company engage in a variety of marketing programs to promote the sale of products of The Coca-Cola Company in territories in which we operate. The amounts to be paid under the programs are determined annually and periodically as the programs progress during the year. There are no express terms in our license agreements obligating The Coca-Cola Company to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs granted to us provide financial support principally based on product sales to offset a portion of the costs to us of the programs. The Coca-Cola Company also administers certain other marketing programs directly with our customers. During 2006, direct-marketing support paid or payable to us, or to customers in our territories by The Coca-Cola Company, totaled approximately $583 million. We recognized $470 million of this amount as a reduction in cost of sales during 2006. Amounts paid directly to our customers by The Coca-Cola Company during 2006 totaled $113 million and are not included in the table on the preceding page.

We participate in customer trade marketing (“CTM”) programs in the United States administered by The Coca-Cola Company. We are responsible for all costs of the programs in our territories, except for some costs related to a limited number of specific customers. Under these programs, we pay The Coca-Cola Company, and The Coca-Cola Company pays our customers as a representative for the North American bottling system. Amounts paid under CTM programs to The Coca-Cola Company for payment to customers are included as a reduction in net operating revenues and totaled $276 million for 2006. This amount is not included in the table on the preceding page.

Other Transactions

Other transactions with The Coca-Cola Company include the sale of bottle preforms, management fees, office space leases, and purchases of point-of-sale and other advertising items. For additional information about our transactions with The Coca-Cola Company, see Note 3 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Transactions with Coca-Cola Bottling Co. Consolidated

Coca-Cola Enterprises and Coca-Cola Bottling Co. Consolidated bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party’s production facilities to the other party’s markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product rather than produce it. In 2006, our sales to Coca-Cola Bottling Co. Consolidated totaled approximately $24 million and purchases were approximately $56 million. We expect that additional sales and purchases will occur in 2007.

Transactions with SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2006, and we expect that we will engage in similar transactions in 2007. The transactions included making loans to us on customary terms. In 2006, we paid approximately $170,000 for letter of credit fees, $698,000 in investment management fees relating to our benefit plans, $70,000 for credit facility fees, $19,000 for trustee and escrow fees, and $1 million in bank service fees. SunTrust also holds equipment leases under which we paid approximately $60,000 for the lease of over-the-road trailers, approximately $2.6 million for the lease of tractors, and $1.7 million for the lease of blow mold equipment. L. Phillip Humann, one of our directors, is chairman of the board of SunTrust Banks, Inc.

Transactions with Deloitte Consulting LLP

During 2006, we paid approximately $6.6 million to Deloitte Consulting LLP for consulting services. James E. Copeland, Jr., one of our directors, retired in May 2003 as chief executive officer of Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu and joined our board of directors in July 2003.

Relationships and Transactions with Management and Others

Upon his retirement from the company, effective December 31, 2006, Lowry F. Kline, our chairman and former chief executive officer, entered into an agreement with us to provide consulting services to the company and its senior management team. The terms of this agreement were approved by the board of directors at its October 2006 board meeting. Under this agreement, Mr. Kline will serve as the board’s primary representative in providing advice and counsel to our chief executive officer, including advice on such matters as business strategies, acquisition opportunities, industry trends, franchise relationships, and management succession planning. Mr. Kline will also continue to represent the company at industry association, social, and bottler events. Mr. Kline receives no compensation under this agreement; however, the period during which he continues to provide these consulting services will be credited toward the vesting of his unvested restricted stock, as provided for under the original terms of his 2003 and 2004 restricted stock awards. The agreement may be terminated by the company or Mr. Kline upon thirty days’ advance notice to the other party.

During 2006, we employed an individual who provided administrative services for and on behalf of Summerfield K. Johnston, Jr., a former officer and director of the company and the father of current director, Summerfield K. Johnston, III. This arrangement was the continuation of a long-standing employment relationship between the company and the employee, as well as an agreement between Mr. Johnston, Jr. and the company that was entered into prior to his retirement from the company. During 2006, the employee received a salary of approximately $86,000 and participated in the company’s health and welfare and retirement benefits on the same terms as other salaried employees of the company. Upon her retirement from the company, effective November 30, 2006, the employee entered into a separation agreement with the company that provides for separation benefits of approximately $84,000, which will be paid over a twelve-month period.

William W. Kline, a son of Lowry F. Kline, has been an employee of the company since 1992. Currently, Mr. Kline serves as channel vice president, hypermarkets and club stores for our Midwest Business Unit. During 2006, he received a total of approximately $261,000 in compensation, equity awards, and relocation benefits. Mr. Kline participates in the company’s welfare and retirement benefit plans on the same terms as other salaried employees.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.    Election of Directors

Nominees

The board has nominated Gary P. Fayard, Marvin J. Herb, L. Phillip Humann, and Paula R. Reynolds for terms expiring at our 2010 annual meeting of shareowners.

Mr. Herb was elected last year to a term expiring in 2009. He resigned from our board effective March 3, 2007 in order to be nominated to a new term expiring in 2010. This was done to afford Mr. Herb the opportunity for the maximum tenure on our board, consistent with our bylaw providing that no one can be elected to the board who has attained age 70. As of the date of the shareowner meeting, Mr. Herb will be age 69.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is located, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is found at the beginning of this proxy statement. See “GOVERNANCE OF THE COMPANY—Current board of directors and nominees for election.”

Recommendation of the board of directors

Our board of directors recommends that you vote FOR the election of Gary P. Fayard, Marvin J. Herb, L. Phillip Humann, and Paula R. Reynolds as directors for terms expiring at the 2010 annual meeting of shareowners, and until their respective successors are elected and qualified.

2.    2007 Incentive Award Plan.

The following summary of the 2007 Incentive Award Plan (“Incentive Plan”) is qualified in its entirety by the text of the plan, which is available on our website at www.cokecce.com under “Corporate Governance” or by contacting our corporate secretary for a copy. Inquiries may be made to our corporate secretary at Coca-Cola Enterprises Inc., P. O. Box 723040, Atlanta, Georgia 31139-0040. The Incentive Plan will become effective only upon shareowner approval.

Subject to the approval of the Incentive Plan by the shareowners, the board of directors has taken action to amend our 2001 Stock Option Plan to reduce the number of shares available for issuance under that plan by 7,000,000 shares and to amend our 2004 Stock Award Plan to reduce the number of shares available for issuance under that plan by 21,000,000. Consequently, the approval of the Incentive Plan, which authorizes awards related to 28,000,000 shares, will not increase the number of shares available for issuance under the company’s equity award program.

The other material terms of the Incentive Plan are as follows:

Purpose

The purpose of the Incentive Plan is to align the financial interests of officers and key employees with the interests of shareowners by encouraging and enabling the acquisition of a financial interest in Coca-Cola Enterprises through grants of stock options, stock appreciation rights, restricted stock and restricted stock units, and through cash incentive awards.

Administration

The Human Resources and Compensation Committee of the board of directors (referred to in this summary as the “Committee”) is responsible for the administration of the Incentive Plan.

Eligibility

Officers, key employees, and directors and other persons providing services to Coca-Cola Enterprises and its subsidiaries are eligible to receive awards under the Incentive Plan.

Awards under the Incentive Plan

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Options. Options awarded under the Incentive Plan must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Unless otherwise determined by the committee, the fair market value will be equal to the closing price. Options may contain other provisions the Committee decides are appropriate, such as when the options will become exercisable, the times and circumstances under which the option may be exercised, and the methods by which the exercise price may be paid. Options that become exercisable will expire no later than ten years from the date they were granted.

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Stock Appreciation Rights (“SARs”). SARs granted under the Incentive Plan will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Committee will determine the terms under which SARs are awarded, including the times and circumstances for exercise of the SARs.

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Restricted Stock. Restricted stock awarded under the Incentive Plan will contain restrictions on the ability to transfer the stock. The Committee will determine the conditions that must be satisfied for the restricted stock to become freely transferable, or vested, and other conditions that apply to the award. The extent to which a grantee is entitled to dividends and voting rights with respect to a restricted stock award will be determined by the Committee at the time of the grant.

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Restricted Stock Units. Restricted stock units represent the right to receive stock, cash, or a combination of both at the end of a specified period. A restricted stock unit is recorded in our bookkeeping entries as having a value equal to the fair market value of a share of our common stock. The Committee may impose conditions for vesting and other terms on restricted stock units at the date of the grant. A participant who receives a restricted stock unit award may also receive dividend and interest credits.

•	Cash Incentives. The Committee can authorize cash incentive payments based on the performance criteria it establishes, including those described below. The timing of any payments will be determined at the time the Committee authorizes the incentive payments.

Performance Awards

The Committee may condition the receipt of an award or the vesting of an award on certain business criteria. If the Committee determines that such performance awards should be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one of the following business criteria: (1) fair market value of shares of our common stock; (2) operating profit; (3) operating income; (4) sales volume of our products; (5) earnings per share; (6) revenues; (7) cash flow; (8) cash flow return on investment; (9) return on assets; (10) return on investment; (11) return on capital; (12) return on equity; (13) return on invested capital; (14) economic value added; (15) operating margin; (16) net income; (17) pretax earnings; (18) pretax earnings before interest; (19) depreciation and amortization; (20) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; and (21) any of the above goals as compared to the performance of a published index, such as the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Limitations on Awards

No eligible person may receive more than a combined total of 3,000,000 stock options and SARs under the Incentive Plan, and no eligible person may receive more than a combined total of 1,500,000 shares of restricted stock and restricted stock units under the Incentive Plan. The maximum number of shares of stock with respect to which options and SARs may be granted to any eligible person in any calendar year is 1,000,000. The maximum value of cash incentive awards that an eligible person can earn in any year is $5,000,000.

Change in Control

Unless the award document provides otherwise, the following terms apply if the participant’s employment is terminated by us for a reason other than cause or if the participant terminates employment with us for good reason, each within 24 months after a change in control of Coca-Cola Enterprises (as defined in the Incentive Plan):

•	Options and SARs. Options and SARs will become fully exercisable and vested as of the termination of employment and will remain exercisable and vested for the remainder of the term of the award.

•	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock unit awards will become fully vested as of the termination of employment.

Transferability of Awards

Awards may not be pledged, assigned, or transferred while the participant is still living, except that options may be transferred to a participant’s spouse, child, grandchild, parent, or a trust established for the benefit of such family members, or as directed by a court.

Termination, Amendment, or Suspension

The board of directors or the Committee can terminate, suspend, or amend the Incentive Plan at any time, unless approval is required under federal or state law or by the stock exchange on which our common stock is listed.

Federal Income Tax Consequences

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Stock Options and Share Appreciation Rights. Under current federal income tax regulations, there will be no income tax consequences to either the optionee or us upon the grant of a nonqualified option or SAR. However, upon the exercise of a nonqualified option or SAR, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the option or SAR. We will receive a deduction for the same amount at that time. The gain, if any, realized by the optionee upon the subsequent sale of the shares acquired upon exercise of an option will constitute short- or long-term capital gain, depending on how long the optionee holds the shares after exercise.

In the case of an incentive stock option, there are no income tax consequences on the grant or exercise of the option (unless the alternative minimum tax applies to the participant). If the optionee satisfies certain holding-period requirements, the increase in value of the stock since the time of exercise, if any, realized upon the sale will be treated as long-term capital gain. In such a case, we are not entitled to a corresponding deduction. If the optionee does not satisfy the holding-period requirements, the difference between the exercise price and the value of the stock at the time of exercise will be taxed at ordinary income tax rates, and the difference between the value of the stock at the time of the sale over the value at the time of exercise will be taxed as short- or long-term capital gain, depending on how long the optionee has held the shares. We will be entitled to a deduction in the amount of the gain that is treated as ordinary income.

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Restricted Stock. Under current federal income tax regulations, there will be no income tax consequences to either the grantee or us upon the award of restricted stock. A grantee will recognize ordinary income when the restrictions on the transferability of the shares expire, which is referred to as the vesting of the shares. The amount of income recognized will be equal to the fair market value of such shares on the date of vesting over the amount paid, if any, at the time of the grant. Dividends on shares of restricted stock that are paid (or are payable) to grantees prior to the time the shares are vested will be treated as additional compensation, and not dividend income, for federal income tax purposes.

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Restricted Stock Units. Under current federal income tax regulations, there will be no income tax consequences to either the grantee or us upon the award of restricted stock units. Restricted stock units are bookkeeping entries on our financial records that represent an unfunded promise to distribute to the grantee cash or a share of our common stock once the restrictions lapse. When the cash or shares are received, a grantee will recognize ordinary income in an amount equal to the cash or fair market value of the shares. We will be entitled to a corresponding deduction of the same amount at that time. Additionally, amounts credited to the grantee will be subject to employment taxes at the time his or her rights to the stock units are no longer forfeitable.

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Cash Incentives. Under current federal income tax regulations, any cash incentive awards will be taxed at ordinary income tax rates at the time they are paid. We will receive a deduction for the same amount. Additionally, the award amount will be subject to employment taxes.

In addition to the general rules described above, the deductibility of the income realized by certain executive officers may be conditioned on the satisfaction of the requirements of Section 162(m) of the Internal Revenue Code. The federal income tax consequences described in this section are based on U.S. tax laws in effect on March 1, 2007, and there is no assurance that they will not change in the future and affect the tax consequences of awards made under the Incentive Plan. Tax consequences may be different in other countries.

Estimate of Benefits

Because awards under the Incentive Plan are made on a discretionary basis by the Committee, it is not possible to determine the benefits that will be received by our executive officers and other key employees in fiscal year 2007. Currently, there are approximately 1,200 potential participants in the Incentive Plan, if it is approved by shareowners.

Recommendation of the board of directors

Our board of directors recommends that you vote FOR the 2007 Incentive Award Plan.

3.    Ratification of appointment of independent registered public accounting firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries.

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

Audit and Non-Audit Fee Table

In connection with its audit of the 2006 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms under which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

The following table sets forth the fees for services Ernst & Young provided in 2006 and 2005.

	2006	2005
Audit Fees(1)	$6,649,000	$6,696,700
Audit-related fees(2)	422,000	384,600
Tax fees(3)	593,000	1,239,000
All other fees	6,000	6,300

	$7,670,000	$8,326,600

(1)        Represents professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of foreign subsidiaries’ financial statements, review of the consolidated financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.

(2)        Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax compliance, tax advice, and tax planning. All of the 2006 fees, and $1,149,000 of the 2005 fees, relate to tax compliance services for certain employees, most of whom are expatriates. In 2006, another firm was engaged to provide these tax compliance services to our employees.

Preapproval by Audit Committee

Under the Audit Committee’s charter, the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited by law. There is no de minimus exception to the committee’s preapproval procedures. All of the fees described in the table above were preapproved by the committee.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the board of directors

Our board recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2007 fiscal year.

4.    Shareowner proposal relating to shareowner approval of certain severance agreements

The following proposal was submitted by a shareowner. It will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

In accordance with federal securities regulations, we include in this proxy statement the proposal, plus the supporting statement submitted by the proponent, exactly as submitted.

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“CCE” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: Last year, more than 30% of voting shareholders supported this same resolution calling on CCE’s Board to adopt a policy that would empower shareholders to approve certain executive severance agreements. We believe this high vote is attributable to growing concern by CCE shareholders about rewarding poor performing executives with excessive severance agreements.

Rather than adopting the proposal, the Board has instead rewarded another departing executive with a lavish severance agreement despite the Company’s lackluster sales and earnings growth and poor stock performance during his tenure. Upon his resignation—having served only two years as Chief Executive—John Alm received a compensation package including $2.1 million; $6.5 million credit to his CCE supplemental savings and investment account with an $859,000 pension enhancement; $4 million in stock; and healthcare.

In awarding this package, the Board ignored its own severance guidelines established by the Compensation Committee. In consultation with Frederick W. Cook & Co., which was recently profiled in the New York Times (Corporate America’s Pay Pal, October 15, 2006) as an architect of inflated executive compensation packages, our Compensation Committee recommended and the Board approved, severance benefits for Alm that exceed the maximum allowable under the Committee’s own severance guidelines—by more than 50 percent.

While certain severance agreements may be appropriate in some circumstances, we believe that the potential cost of such agreements entitles shareholders a say when the Company contemplates paying out a severance package that far exceeds the executive’s salary and bonus. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

In the spirit of improving financial transparency and accountability to shareholders, Coca-Cola Enterprises should reform its excessive compensation practices and policies and follow the lead of a growing list of companies that have adopted similar policies including The Coca-Cola Company, Bank of America and General Electric.

We believe a policy requiring shareholder approval for certain severance agreements—whether entered into prior to or at the time of termination—will insulate the Board from manipulation and avoid rewarding bad management or poor performance.

For these reasons, we urge shareholders to vote FOR this proposal.

Recommendation of the board of directors

Our board of directors continues to oppose the adoption of this proposal.

The Executive Severance Guidelines adopted in 2005 by our Human Resources and Compensation Committee described the standard arrangement for any departing executives. While the committee is not bound by the guidelines, its practice is to depart from them only upon its specific determination that individual circumstances warrant departure. In Mr. Alm’s case, cited by the proponent, the committee engaged independent counsel and was ultimately advised by both its counsel and its independent compensation consultant before concluding that departure from the guidelines would be appropriate.

The committee has not departed from these guidelines in the case of any other executive.

Our board believes that the requirement of a shareowner vote to approve certain severance packages would needlessly hamper its ability to deal swiftly and definitively with executive departures, and would result in additional unnecessary costs and expenses of obtaining shareowner approval.

Our board of directors recommends that you vote AGAINST the proposal requesting shareowner approval of certain severance agreements.

SHAREOWNER PROPOSALS FOR 2008 ANNUAL MEETING

If you intend to submit a shareowner proposal and request its inclusion in the 2008 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 13, 2007.

If you miss the deadline for submission of a shareowner proposal, or if you submit a nomination to the board of directors, such submission can still be considered at the 2008 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the anniversary of the date of this year’s annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

Atlanta, Georgia

March 12, 2007

LISTON BISHOP

Secretary

EXHIBIT A

Audit Committee Charter

Purpose and Scope of Audit Committee

The Audit Committee (the “Committee”) assists the Board of Directors in fulfilling its oversight responsibilities to share owners, potential share owners, the investment community, and others relating to:

•	the quality and integrity of the Company’s financial statements and financial reporting process;

•	the adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, as well as its disclosure controls and procedures;

•	the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing the Company;

•	the selection of the Company’s independent auditors and the performance of the independent auditors and internal audit function;

•	the independent auditors’ qualifications and independence;

•	the Company’s compliance with ethics policies and legal and regulatory requirements;

•	the preparation of the report of the Committee to be included in the Company’s annual proxy statement.

The Committee shall meet all rules and regulations of the Securities Exchange Commission (SEC), the New York Stock Exchange, and any other relevant regulatory requirements, and the Charter shall be periodically revised as those rules and regulations change.

Committee Membership

The Board of Directors appoints four or more directors to constitute the Committee and one of such directors as the Chairman of the Committee. The independence and financial expertise of Committee members will comply with the requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange, and any other regulatory requirements. All Committee members shall be financially literate, and at least one member shall qualify as an “audit committee financial expert.” Director’s fees (including equity-based awards) are the only compensation a Committee member may receive from the Company. Members of the Committee should not serve on more than two additional audit committees of other public companies, and the chair of the committee should not serve on more than one other audit committee of a public company.

Committee Meetings

The Committee holds regular meetings generally five times a year. The Chairman or any member of the Committee may call special meetings. The Committee shall periodically meet separately with management, internal audit, and the independent auditors.

Responsibilities and Duties

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to make regular reports to the

Board of its activities. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are completed and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and the independent auditors. The following shall be the principal duties of the Committee in carrying out its oversight responsibilities.

1.	Financial Reports

a.	The Committee will review and discuss with management and the independent auditors:

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The annual audited financial statements and quarterly financial statements (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) prior to the filing or distribution of the reports containing the financial statements.

•

The judgment used about the quality, not just the acceptability, of significant accounting principles, the reasonableness of significant judgments and the clarity and completeness of the disclosures in the financial statements.

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The results of the annual audit, quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

•	The annual proxy statement, including the report of the Committee to be included in the proxy statement.

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Earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including the reconciliation of pro forma and other non-GAAP financial information included in the press release to information presented under generally accepted accounting principles.

•

Any significant audit problems or difficulties incurred by the independent auditors (and management’s response), including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management.

•	Significant audit adjustments including those proposed adjustments that the independent auditors subsequently passed on.

•

Any consultations on significant auditing or accounting issues regarding the Company, between the audit team and the audit firm’s national office; any disagreements between the audit team and the audit firm’s national office; the management letter.

•	Critical accounting policies and financial statement presentations, including significant changes in the Company’s selection or application of accounting policies.

•	Major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

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Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Included in these analyses should be the effects of alternative accounting policy methods, areas in the Company susceptible to high degrees of risk and uncertainty contained in the financial statements, and the quality of reserve estimates.

•	The effect of new accounting initiatives on the financial statements.

•	Unexpected events having a significant impact on financial results.

•	Accounting for and disclosure of related party transactions.

b.	The Committee will review any disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

c.	The Committee will recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

2.	Discussions With Management

a.	Management will provide to the Committee explanations of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, SEC, or other regulatory bodies that have (or may have) a material effect on the financial statements. Periodically, the Committee will receive other summaries and presentations to enhance the financial reporting education of the Committee.

b.	Management will notify the Committee when it receives any inquiries from regulatory bodies regarding the Company’s accounting practices or financial reporting.

c.	The Committee will discuss planned significant changes in accounting principles, policies and internal controls and emerging business issues that could significantly affect financial results.

d.	Management will notify the Committee when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent auditors.

e.	The Committee will discuss policies with respect to business and financial risk assessment and risk management.

f.	The Committee will review reports of significant unethical or illegal acts by the Company’s employees and management’s corrective actions.

g.	Management will provide the Committee with regular reports from General Counsel and, when appropriate, the Company’s outside legal counsel, relating to:

•	Significant legal proceedings involving unethical or illegal acts by the Company’s officers or employees.

•	Other significant legal activities concerning litigation, contingencies, claims or assessments that may have a material impact on the Company’s financial position or results of operations.

•	Compliance policies and procedures on all significant regulatory matters facing the Company.

•	Material violations of securities laws or breaches of fiduciary duty.

3.	Independent Auditors

a.	The Committee will be solely responsible for the appointment, subject to the shareholders’ approval, and termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting.

b.	The Committee will:

•	Review, based on the recommendation of the independent auditors and internal audit, the scope and plan of the work to be done by the independent auditors for each year.

•	Confirm partners who will participate in the audit comply with the rotation and non-audit compensation requirements of the SEC.

•	Review and approve proposed and actual audit fees.

c.	Annually, the independent auditors will provide the Committee with a report for review describing:

•	The independent audit firm’s internal quality-control procedures;

•

Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	All material relationships between the independent auditors and the Company (to assess the auditors’ independence).

d.	The Committee will preapprove all significant non-audit services provided by the independent auditors and shall not engage them to perform any specific non-audit services prohibited by law or regulation.

e.	The Committee will preapprove all nonaudit services and financial products provided or made available by the independent auditors to any of the executive officers of the Company.

f.	The Committee will review the performance of the independent auditors on an annual basis including the evaluation of the lead partner of the independent auditors’ team.

g.	The Committee will set clear hiring policies for employees or former employees of the independent auditors that meet the SEC and New York Stock Exchange regulations.

h.	The independent auditors will provide the Committee reports on a timely basis regarding all critical accounting policies and practices used, all material alternative treatments for policies and practices related to material items discussed with management, including a) the ramifications of the use of such alternative disclosures and treatments and b) the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management.

i.	The Committee will discuss the overall adequacy and effectiveness of internal controls, including the independent auditors’ report on management’s required assertion about those controls.

4.	Internal Audit

The Committee will:

a.	Review and approve the charter for internal audit.

b.	Concur in the appointment or removal of the director of internal audit.

c.	Review the performance of internal audit on an annual basis including audit scope, audit results, operational plans, staffing levels, adequacy of internal audit budget, and coordination of activities with the independent auditors.

d.	Review the overall adequacy and effectiveness of internal controls based on the results of the annual internal audit program.

e.	Review annual reports from internal audit regarding the planned reviews of the Company’s electronic data processing procedures and controls, including security programs.

f.	Review the internal audit of the Company’s compliance with Company policies related to ethics, conduct, and conflict of interest.

5.	Other Duties

a.	The Committee will maintain minutes of its meetings and keep the Board of Directors, the Chief Executive Officer and the Company Secretary informed of significant Committee activities. The Committee will report to the Board, with recommendations, any control deficiencies or other matters having actual or potential effect on the fair presentation of financial results.

b.	The Committee will perform a self-evaluation annually to determine whether it is functioning effectively.

c.	The Committee will approve procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (3) the review of such confidential information.

d.	Annually, the Committee will review and reassess the adequacy of the Committee charter.

6.	Outside Advisors

The Committee may, if circumstances require, retain independent counsel or other professional advisors to assist it in carrying out its responsibilities. The Company will pay for all such resources required by the Committee.

(Approved by the Audit Committee on December 11, 2006.)

Please complete, date, sign, and mail your

proxy card back as soon as possible!

Annual Meeting of Shareowners

Tuesday, April 24, 2007, 3:00 p.m. EDT

DoubleTree Hotel Atlanta NW/Marietta

2055 South Park Place

Atlanta, Georgia

ê    Please detach along perforated line and mail in the envelope provided.    ê

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This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the four director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

	The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.				The Board of Directors recommends a vote FOR Proposals 2 and 3.
1. Election of four directors for terms expiring at the 2010 annual meeting:
		NOMINEES:			FOR AGAINST ABSTAIN
☐	FOR ALL NOMINEES	Gary P. Fayard Marvin J. Herb		2. For the approval of the 2007 Incentive Award Plan.	☐ ☐ ☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	L. Phillip Humann Paula R. Reynolds		3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐ ☐ ☐
☐	FOR ALL EXCEPT (See instructions below)				The Board of Directors recommends a vote AGAINST Proposal 4.

FOR AGAINST ABSTAIN
				4. Shareowner proposal to request shareowner approval of certain severance agreements.	☐ ☐ ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the oval next to each nominee to withhold, as shown here:

				Please mark here if planning to attend the meeting.	☐
To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		(A ticket is required for admission; see instructions on the reverse side of this proxy card.)

Signature of Shareowner	Date:	Signature of Shareowner	Date:

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Note:   Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Annual Meeting of Shareowners

Tuesday, April 24, 2007, 3:00 p.m. EDT

AGENDA

ELECTION OF FOUR DIRECTORS.

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TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

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FOR APPROVAL OF THE 2007 INCENTIVE AWARD PLAN.

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SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL

OF CERTAIN SEVERANCE AGREEMENTS.

Please note that an admission ticket will be required to attend the meeting due to limited seating. To obtain a ticket, please fill out the form located on the Home Page of our website www.cokecce.com, or call (770) 989-3246, and one will be sent to you.

If voting shares over the Internet or telephone, there is no need to mail back the proxy card.

The Internet and telephone voting facilities will close at 1:30 p.m. EDT, April 24, 2007

Voting is important - thank you for voting!

ATTENDEES:

Those shareowners having admission tickets may also be asked to present a suitable form of personal photo identification to be admitted to the meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COCA-COLA ENTERPRISES INC.

The undersigned hereby:

(a) appoints John J. Culhane and E. Liston Bishop III and each of them as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned; and

(b) directs the Authorized Entity with respect to each Benefit Plan to vote in person or by proxy all shares of the Common Stock of Coca-Cola Enterprises Inc. allocated to the accounts of the undersigned under any such Benefit Plan, and which the undersigned is entitled to vote, on all matters that may come before the 2007 Annual Meeting of Shareowners to be held on April 24, 2007 at 3:00 p.m. EDT and any adjournments thereof, unless otherwise specified herein.

As used herein, the Authorized Entities and Benefit Plans are:

Computershare, Inc. as record keeper for the Coca-Cola Enterprises Employee Stock Purchase Plan;

Standard Life Assurance Company of Canada, Trustee of the Coca-Cola Bottling Company Employee Savings and Investment Plan; and

JP Morgan Chase Bank, N.A., Trustee under the Master Trust Agreement for the Coca-Cola Enterprises Inc. Defined Contribution Plans Master Trust dated August 1, 2005 for the following plans: Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan; Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan; Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England; Coca-Cola Enterprises Savings and Investment Plan for Certain Bargaining Employees; Lansing Matched Employees’ Savings and Investment Plan; Great Lakes Canning 401(k) Plan for Union Employees; Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan; and Central States Coca-Cola Bottling Company Bargaining Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, if you mark no boxes your shares will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on reverse side.)

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Annual Meeting of Shareowners

Tuesday, April 24, 2007, 3:00 p.m. EDT

DoubleTree Hotel Atlanta NW/Marietta

2055 South Park Place

Atlanta, Georgia

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have the proxy card available when accessing the web page.	VOTE NOW!
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437 for U.S. and Canada) from any touch-tone telephone and follow the instructions. Have the proxy card available when calling to vote.
ACCOUNT NUMBER
- OR -
MAIL - Vote, date, sign, and mail the proxy card in the envelope provided as soon as possible.

Using either Internet or telephone voting will eliminate the need to return the proxy card and will help to reduce expenses. If not voting via the Internet or by telephone, please vote, detach, and mail in the envelope provided as soon as possible.

ê    Please detach along perforated line and mail in the envelope provided IF not voting via the Internet or telephone.    ê

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This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the four director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

	The Board of Directors recommends a vote FOR ALL NOMINEES in Proposal 1.				The Board of Directors recommends a vote FOR Proposals 2 and 3.
1. Election of four directors for terms expiring at the 2010 annual meeting:
		NOMINEES:			FOR AGAINST ABSTAIN
☐	FOR ALL NOMINEES	Gary P. Fayard Marvin J. Herb		2. For the approval of the 2007 Incentive Award Plan.	☐ ☐ ☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	L. Phillip Humann Paula R. Reynolds		3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐ ☐ ☐
☐	FOR ALL EXCEPT (See instructions below)				The Board of Directors recommends a vote AGAINST Proposal 4.

FOR AGAINST ABSTAIN
				4. Shareowner proposal to request shareowner approval of certain severance agreements.	☐ ☐ ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the oval next to each nominee to withhold, as shown here:

				Please mark here if planning to attend the meeting.	☐
To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		(A ticket is required for admission; see instructions on the reverse side of this proxy card.)

Signature of Shareowner	Date:	Signature of Shareowner	Date:

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Note:   Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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